Exhibit 99.1

Deloitte & Touche LLP Certified Public Accountants Suite 3600 201 N Franklin Street Tampa, FL 33602-5818 USA Tel: +1 813 273 8300 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To Management and Those Charged with Governance of
WellCare Health Plans, Inc. and subsidiaries

We have audited the accompanying consolidated financial statements of WellCare Health Plans, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the three years ended December 31, 2019 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WellCare Health Plans, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the three years ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Report on Internal Control over Financial Reporting

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2019 based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 18, 2020 expressed an unmodified opinion on the Company’s internal control over financial reporting.

February 18, 2020

Index to Consolidated Financial Statements and Schedules

WellCare Health Plans, Inc.

INDEPENDENT AUDITORS’ REPORT

To Management and Those Charged with Governance of
WellCare Health Plans, Inc. and subsidiaries

We have audited the accompanying consolidated financial statements of WellCare Health Plans, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the three years ended December 31, 2019 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WellCare Health Plans, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the three years ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Report on Internal Control over Financial Reporting

We have also audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2019 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 18, 2020 expressed an unmodified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
February 18, 2020

 WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions, except per share and share data)

	For the Years Ended December 31,
	2019	2018	2017
Revenues:
Premium	$27,230.2	$20,146.3	$16,960.3
Products and services	509.8	154.1	—
Investment and other income	161.0	113.7	46.9
Total revenues	27,901.0	20,414.1	17,007.2
Expenses and other:
Medical benefits	23,936.6	17,128.1	14,744.8
Costs of products and services	495.7	148.6	—
Selling, general and administrative	2,225.7	1,701.0	1,484.7
ACA industry fee	—	344.1	—
Medicaid premium taxes	132.9	126.8	119.8
Depreciation and amortization	266.3	179.7	120.4
Interest	118.6	87.5	68.5
Total expenses, net	27,175.8	19,715.8	16,538.2
Income from operations	725.2	698.3	469.0
Loss on extinguishment of debt	—	—	26.1
Income before income taxes and equity in earnings of unconsolidated subsidiaries	725.2	698.3	442.9
Equity in earnings (losses) of unconsolidated subsidiaries	17.0	(5.5)	18.7
Income before income taxes	742.2	692.8	461.6
Income tax expense	159.3	253.0	87.9
Net income	$582.9	$439.8	$373.7

Other comprehensive income, before tax:
Change in net unrealized gains and losses on available-for-sale securities	23.9	(9.1)	(2.2)
Income tax expense (benefit) related to other comprehensive income (loss)	6.0	(2.9)	(0.5)
Other comprehensive income (loss), net of tax	17.9	(6.2)	(1.7)
Comprehensive income	$600.8	$433.6	$372.0

Earnings per common share (see Note 5):
Basic	$11.60	$9.40	$8.40
Diluted	$11.46	$9.29	$8.31

Weighted average common shares outstanding:
Basic	50,262,636	46,767,626	44,474,016
Diluted	50,869,514	47,354,536	44,967,061

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
Assets	2019	2018
Current Assets:
Cash and cash equivalents	$1,794.6	$3,653.9
Short-term investments	513.4	830.1
Premiums receivable, net	1,774.9	1,223.4
Pharmacy rebates receivable, net	456.6	460.6
Funds receivable for the benefit of members	205.9	187.3
Prepaid expenses and other current assets, net	1,204.9	477.1
Total current assets	5,950.3	6,832.4

Property, equipment and capitalized software, net	470.4	428.2
Goodwill	2,265.2	2,227.7
Other intangible assets, net	824.7	996.2
Long-term investments	2,719.2	813.2
Restricted cash, cash equivalents and investments	322.1	234.7
Other assets	269.3	18.7
Assets of discontinued operations	225.1	213.6
Total Assets	$13,046.3	$11,764.7

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical benefits payable	$3,353.5	$2,897.4
Unearned premiums	110.2	1.4
Accounts payable and accrued expenses	1,606.2	964.6
Funds payable for the benefit of members	298.4	693.3
Other payables to government partners	233.7	458.9
Total current liabilities	5,602.0	5,015.6

Deferred income tax liability	148.4	134.2
Long-term debt, net	1,930.0	2,126.4
Other liabilities	245.5	34.9
Liabilities of discontinued operations	225.1	213.6
Total Liabilities	8,151.0	7,524.7

Commitments and contingencies (see Note 14)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 50,387,921 and 49,993,219 shares issued and outstanding at December 31, 2019 and 2018, respectively)	0.5	0.5
Paid-in capital	2,035.6	1,981.1
Retained earnings	2,850.2	2,267.3
Accumulated other comprehensive loss	9.0	(8.9)
Total Stockholders’ Equity	4,895.3	4,240.0
Total Liabilities and Stockholders’ Equity	$13,046.3	$11,764.7

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In millions, except share data)

	Common Stock		Paid in	Retained	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance at January 1, 2017	44,293,881	$0.4	$546.9	$1,453.8	$(1.0)	$2,000.1
Common stock issued for vested stock-based compensation awards	332,508	—	—	—	—	—
Repurchase and retirement of shares to satisfy tax withholding requirements	(103,401)	—	(15.2)	—	—	(15.2)
Stock-based compensation expense, net of forfeitures	—	—	59.8	—	—	59.8
Comprehensive income	—	—	—	373.7	(1.7)	372.0
Balance at December 31, 2017	44,522,988	0.4	591.5	1,827.5	(2.7)	2,416.7
Issuance of common stock, net of issuance costs	5,207,547	0.1	1,342.2	—	—	1,342.3
Common stock issued for vested stock-based compensation awards	377,688	—	—	—	—	—
Repurchase and retirement of shares to satisfy tax withholding requirements	(115,004)	—	(23.4)	—	—	(23.4)
Stock-based compensation expense, net of forfeitures	—	—	70.8	—	—	70.8
Comprehensive income (loss)	—	—	—	439.8	(6.2)	433.6
Balance at December 31, 2018	49,993,219	0.5	1,981.1	2,267.3	(8.9)	4,240.0
Common stock issued for vested equity-compensation awards	585,747	—	—	—	—	—
Repurchase and retirement of shares to satisfy tax withholding requirements	(191,045)	—	(52.3)	—	—	(52.3)
Stock-based compensation expense, net of forfeitures	—	—	106.8	—	—	106.8
Comprehensive income	—	—	—	582.9	17.9	600.8
Balance at December 31, 2019	50,387,921	$0.5	$2,035.6	$2,850.2	$9.0	$4,895.3

See notes to consolidated financial statements.

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	For the Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$582.9	$439.8	$373.7
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	266.3	179.7	120.4
Loss on extinguishment of debt	—	—	26.1
Stock-based compensation expense	106.8	70.8	59.8
Deferred taxes, net	18.9	1.1	(47.1)
Other, net	21.6	23.0	18.2
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(563.5)	(399.9)	136.4
Pharmacy rebates receivable, net	4.0	(104.7)	(44.1)
Medical benefits payable	456.1	216.8	328.3
Unearned premiums	108.8	(94.1)	63.9
Other receivables/payables to government partners	(350.0)	129.1	8.0
Prepaid and other current assets	(142.3)	(148.1)	(26.6)
Accrued liabilities and other, net	75.4	(34.5)	33.0
Net cash provided by operating activities	$585.0	$279.0	$1,050.0

Cash flows from investing activities:
Acquisitions and acquisition-related settlements	$(8.6)	$(2,142.9)	$(728.3)
Purchases of investments	(7,594.0)	(1,832.7)	(1,395.5)
Proceeds from sales and maturities of investments	5,999.3	1,561.1	515.7
Additions to property, equipment and capitalized software, net	(190.4)	(153.5)	(128.4)
Net cash used in investing activities	$(1,793.7)	$(2,568.0)	$(1,736.5)

Cash flows from financing activities:
Proceeds from debt, net of financing costs paid	$—	$739.0	$1,182.2
Borrowings on Revolving Credit Facility, net of financing costs paid	140.0	221.3	—
Payments on debt	(340.0)	(25.0)	(1,026.1)
Proceeds from issuance of common stock, net of issuance fees paid	—	1,342.3	—
Repurchase and retirement of shares to satisfy tax withholding requirements	(39.7)	(23.4)	(15.2)
Funds (paid) received for the benefit of members, net	(361.1)	(520.6)	671.6
Other, net	13.7	9.0	15.7
Net cash (used in) provided by financing activities	$(587.1)	$1,742.6	$828.2

(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(1,795.8)	(546.4)	141.7
Balance at beginning of period	3,716.6	4,263.0	4,121.3
Balance at end of period	$1,920.8	$3,716.6	$4,263.0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes, net of refunds	$148.9	$221.3	$167.2
Cash paid for interest	$114.1	$68.2	$57.0
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$14.4	$13.8	$3.5

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2019, 2018, and 2017
(In millions, except member, per share and share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

WellCare Health Plans, Inc. (the “Company,” “we,” “us,” or “our”) focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage (“MA”) and Medicare Prescription Drug Plans (“PDP”), as well as individuals in the Health Insurance Marketplace. As of December 31, 2019, we served approximately 6.3 million members nationwide.

As of December 31, 2019, we operated Medicaid health plans, including states where we receive Medicaid premium revenues associated with dually eligible special needs plans, in Arizona, Florida, Georgia, Hawaii, Illinois, Kentucky, Michigan, Missouri, Nebraska, New Jersey, New York, South Carolina and Texas.

In addition, as of December 31, 2019, we also operated MA coordinated care plans (“CCPs”) in Alabama, Arizona, Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Louisiana, Maine, Michigan, Mississippi, New Jersey, New York, North Carolina, Ohio, South Carolina, Tennessee and Texas. We also offered stand-alone Medicare PDPs nationwide. Effective January 1, 2020, we expanded our MA service area into Missouri, New Hampshire and Washington.

In September 2018, we completed the acquisition of Meridian Health Plan of Michigan, Inc., Meridian Health Plan of Illinois, Inc., and MeridianRx, LLC a pharmacy benefit manager (“PBM”) (collectively, “Meridian”). As a result of the acquisition, we expanded our Medicaid portfolio through the addition of Michigan; expanded our Medicaid presence in Illinois; and acquired an integrated PBM platform. Meridian also serves MA members in Illinois, Indiana, Michigan, and Ohio, as well as Health Insurance Marketplace members in Michigan.

Basis of Presentation and Use of Estimates

The consolidated balance sheets and statements of comprehensive income, changes in stockholders’ equity, and cash flows include our accounts and the accounts of our subsidiaries over which we have control or are the primary beneficiary. We eliminated all intercompany accounts and transactions.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), which requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base these estimates on our knowledge of current events and anticipated future events and evaluate and update our assumptions and estimates on an ongoing basis; however, actual results may differ from our estimates. We evaluated all material events subsequent to the date of these consolidated financial statements. Certain reclassifications were made to 2017 and 2018 financial information to conform to the 2019 presentation.

Pharmacy Benefit Manager

We acquired an integrated PBM platform in connection with the Meridian acquisition. The external revenues and costs for our PBM business are reported within “Products and Services” and “Cost of Products and Services”, respectively, on the statements of comprehensive income. Products and services revenues from our PBM consist of the prescription price (ingredient cost plus dispensing fee) negotiated with the retail pharmacies with which we have contracted, plus any associated administrative fees. This revenue is recognized when the claim is processed. We have the contractual obligation to pay network pharmacies for benefits provided to participating members and, therefore, act as principal in the arrangement and reflect the total prescription price as revenue, on a gross basis, in accordance with applicable accounting guidance. Costs of products and services is recognized at the time prescriptions are dispensed by pharmacies in the PBM’s network to eligible members and consists primarily of ingredient costs and dispensing fees paid to retail pharmacies with which we have contracted. The overall results of our PBM business are immaterial.

Aetna Part D Membership Reinsurance

In November 2018, we completed the purchase of Aetna Inc.’s (“Aetna”) entire standalone Medicare Part D prescription drug plan membership (“Aetna Part D membership”). In connection with the purchase, we also entered into an administrative services agreement and a reinsurance agreement pursuant to which Aetna provides administrative services to, and retains financial risk of, the Aetna Part D membership, effective for plan year 2019. We remain primarily liable to policyholders under this ceded insurance contract and are contingently liable for amounts recoverable from Aetna in the event that they do not meet their contractual obligations.  In the normal course, we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies. As of December 31, 2019, related to the Aetna Part D membership, our consolidated balance sheet included reinsured receivables of $355.5 million, primarily related to premiums receivable, and reinsured payables of $475.4 million, primarily related to pharmacy claims payables. These reinsured receivables and payables were included in prepaid expenses and other current assets, net, and accounts payable and accrued liabilities, respectively. The resulting net reinsurance recoverables of $119.9 million was included in prepaid expenses and other current assets, net on the consolidated balance sheet. There were no reinsurance recoverables or reinsurance liabilities relating to the Aetna Part D membership recorded as of December 31, 2018.

In our consolidated statement of comprehensive income, premium revenue and medical benefits were reported net of amounts ceded under this Aetna reinsurance arrangement. Premium revenue ceded and member benefits expense ceded relating to the Aetna Part D membership were $1.6 billion and $1.2 billion, respectively, for the year ended December 31, 2019. There were no premium revenue ceded or member benefits expense ceded relating to the Aetna Part D membership recorded for the years ended December 31, 2018 and 2017.

Unconsolidated Subsidiaries

We work with physicians and other health care professionals to operate Accountable Care Organizations (“ACOs”) under the Medicare Shared Saving Program (“MSSP”) and Next Generation ACO Models. ACOs were established by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) to reward integrated, efficient care and allow providers to share in any savings they achieve as a result of improved quality and operational efficiency.

These ACOs are generally formed as limited liability companies. The ACOs are considered variable interest entities (“VIEs”), under GAAP, as these entities do not have sufficient equity to finance their own operations without additional financial support. We own a majority interest in our ACOs; however, we share the power to direct the activities that most significantly affect the ACOs with health care providers that are minority owners in the ACOs. This power is shared pursuant to the structure of the management committee of each of the ACOs. Accordingly, we have determined that we are not the primary beneficiary of the ACOs; therefore we cannot consolidate their results. We perform an ongoing qualitative assessment of our variable interests in VIEs to determine whether we have a controlling financial interest and would therefore be considered the primary beneficiary of the VIE.

We account for our participation in the ACOs using the equity method. Gains and losses are immaterial and are reported on the face of our consolidated statements of comprehensive income as equity in earnings (losses) of unconsolidated subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Adopted Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract”, which requires implementation costs incurred by customers in cloud computing arrangements (i.e., hosting arrangements) to be capitalized under the same premises of authoritative guidance for internal-use software, and deferred over the noncancellable term of the cloud computing arrangements plus any option renewal periods that are reasonably certain to be exercised by the customer or for which the exercise is controlled by the service provider. The guidance is effective for interim and annual periods beginning after December 15, 2019.  We adopted this guidance prospectively on January 1, 2020. The adoption of this guidance did not have a material effect on our consolidated results of operations, financial condition or cash flows.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326),” which requires entities to use a current expected credit loss model, which is a new impairment model based on expected losses rather than incurred losses. Under this model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost. The entity’s estimate would consider relevant information about past events, current conditions, and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses upon loan origination. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. We adopted this guidance using the modified retrospective approach on January 1, 2020. The adoption of this guidance did not have a material effect on our consolidated results of operations, financial condition or cash flows.

In June 2018, the FASB issued ASU 2018-07, “Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting.” This update expands the scope of Topic 718, which currently only includes share-based payments issued to employees, to include share-based payments issued to non-employees for goods and services. This guidance is effective for interim and annual periods beginning after December 15, 2018. We adopted this guidance on January 1, 2019. The adoption of this guidance did not have a material effect on our consolidated results of operations, financial condition or cash flows.

In February 2018, the FASB issued ASU 2018-02 “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, which allows entities to reclassify stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 from accumulated other comprehensive income to retained earnings. The guidance was effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. We adopted this guidance prospectively on January 1, 2019. The adoption of this guidance did not have a material effect on our consolidated results of operations, financial condition or cash flows.

In March 2017, the FASB issued ASU No. 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities”. This update shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. Previously, entities generally amortize the premium as a yield adjustment over the contractual life of the security. The new guidance does not change the accounting for purchased callable debt securities held at a discount. This guidance was effective for interim and annual periods beginning after December 15, 2018. We adopted this guidance on January 1, 2019 on a modified retrospective basis. The adoption of this guidance did not have a material effect on our consolidated results of operations, financial condition or cash flows.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments in its balance sheet. This standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. Subsequently, in July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842), Targeted Improvements” which, among other things, allows companies to elect an optional transition method to apply the new lease standard through a cumulative-effect adjustment, if any, in the period of adoption, rather than in the earliest period presented. We adopted the standard on January 1, 2019 using the optional transition method. We elected the practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classifications for existing leases. Additionally, we elected the practical expedient to not separate non-lease components from the associated lease component. As part of the adoption process, we implemented a new lease accounting system. The adoption of this guidance resulted in the initial recognition of operating lease right-of-use assets of approximately $259.5 million, operating lease liabilities of approximately $277.3 million and the elimination of $17.8 million of straight-line lease liabilities, as of January 1, 2019. This guidance did not have a material effect on our consolidated results of operations or cash flows.

Recently Issued Accounting Standards

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the interim and annual periods beginning after December 15, 2020. Early adoption is permitted. We are currently assessing the effect this guidance will have on our consolidated results of operations, financial condition or cash flows.

Premium Revenue Recognition and Premiums Receivable

We earn premium revenue primarily through our participation in Medicaid, Medicaid-related and Medicare programs. Our Medicaid contracts with state agencies generally are multi-year contracts subject to annual renewal provisions, while our Medicare contracts with CMS renew annually. Our Medicare and Medicaid contracts establish fixed, monthly premium rates per member (“PMPM”), which are generally determined at the beginning of each new contract renewal period; however, premiums may be adjusted by CMS and state agencies throughout the term of the contracts in certain cases. Premium rate changes are recognized in the period the change becomes effective, when the effect of the change in the rate is reasonably estimable and collection is assured.

We recognize premium revenue in the period in which we are obligated to provide services to our members. We are generally paid by CMS and state agencies in the month in which we provide services. On a monthly basis, we bill members for any premiums for which they are responsible according to their respective plan. We record premiums earned but not received as premiums receivable and record premiums received in advance of the period of service as unearned premiums in the consolidated balance sheets. Unearned premiums are recognized as revenue when we provide the related services. Member premiums are recognized as revenue in the period of service. We estimate, on an on-going basis, the amount of members’ billings that may not be collectible based on our evaluation of historical trends. An allowance is established for the estimated amount that may not be collectible. In addition, we routinely monitor the collectability of specific premiums receivable from CMS and state agencies, including Medicaid receivables for obstetric deliveries and newborns, and net receivables for member retroactivity. We reduce revenue and premiums receivable by the amount we estimate may not be collectible. We reported premiums receivable net of an allowance for uncollectible premiums receivable of $65.6 million and $26.6 million at December 31, 2019 and 2018, respectively. Historically, the provision for uncollectible premiums for member premiums receivable has not been material relative to consolidated premium revenue.

Premium payments are based upon eligibility lists produced by CMS and state agencies. We verify these lists to determine whether we have been paid for the correct premium category and program. From time to time, CMS and state agencies require us to reimburse them for premiums that we received for individuals who were subsequently determined to be ineligible for any government-sponsored program or belong to a plan other than ours. Additionally, the verification of membership may result in additional premiums due to us from CMS and state agencies for individuals who were subsequently determined to belong to our plan for periods in which we received no premium for those members. We estimate the amount of outstanding retroactivity adjustments and adjust premium revenue based on historical trends, premiums billed, the volume of member and contract renewal activity and other information. We record amounts receivable in premiums receivable, net and amounts payable in accounts payable and accrued expenses in the consolidated balance sheets.

Supplemental Medicaid Premiums

We earn supplemental premium payments for eligible obstetric deliveries and/or newborns for our Medicaid members in several of our states. We also earn supplemental Medicaid premium payments in some states for high cost drugs and other eligible services. Each state Medicaid contract specifies how and when these supplemental payments are earned and paid. We recognize supplemental premium revenue in the period we provide related services to our members. For the years ended December 31, 2019, 2018, and 2017, we recognized approximately $477.5 million, $385.2 million and $478.9 million, respectively, of supplemental Medicaid premium revenue.

Medicaid ACA Industry Fee Reimbursement

The ACA imposed certain new taxes and fees, including an annual premium-based health insurance industry assessment (the “ACA industry fee”) on health insurers, which began in 2014. We received amendments, written agreements or other documentation from all of our state Medicaid customers that commit them to reimburse us for the portion of the ACA industry fee attributable to our Medicaid plans, including its non-deductibility for income tax purposes. For each of the years ended December 31, 2019 and 2017, legislation was passed approving a one-year moratorium of the ACA industry fee for those years.  Accordingly, we did not recognize any Medicaid ACA industry fee reimbursement revenue for the years ended December 31, 2019 and 2017. We recognized $302.2 million of Medicaid ACA industry fee reimbursement revenue for the year ended December 31, 2018.

Medicaid Risk-Adjusted Premiums and Retroactive Rate Changes

As previously discussed, Medicaid premium rate changes are recognized in the period the change becomes effective, when the effect of the change in the rate is reasonably estimable and collection is assured. In some instances, our Medicaid premiums are subject to risk score adjustments based on the health profile of our membership. Generally, the risk score is determined by the state agency’s analysis of encounter submissions of processed claims data to determine the acuity of our membership relative to the entire state’s Medicaid membership. The frequency of when states adjust premiums varies, but is usually done quarterly, semi-annual or annual on a retrospective basis. We recognize periodic changes to risk-adjusted premiums as revenue when the amounts are determinable and collection is reasonably assured. Our consolidated balance sheet includes a net receivable from our Medicaid state partners related to retroactive rate changes and risk score adjustments of $285.5 million and $54.4 million as of December 31, 2019 and 2018, respectively. Historically, we have not experienced significant differences between our estimates and amounts ultimately paid or received.

Medicare Risk-Adjusted Premiums

CMS provides risk-adjusted payments for MA Plans and PDPs based on the demographics and health severity of enrollees. The risk-adjusted premiums we receive are based on claims and encounter data that we submit to CMS within prescribed deadlines. We develop our estimates for risk-adjusted premiums utilizing historical experience, or other data, and predictive models as sufficient member risk score data becomes available over the course of each CMS plan year. We recognize periodic changes to risk-adjusted premiums as revenue when the amounts are determinable and collection is reasonably assured, which is possible as additional diagnosis code information is reported to CMS, when the ultimate adjustment settlements are received from CMS, or we receive notification of such settlement amounts. CMS adjusts premiums on two separate occasions on a retrospective basis. The first retrospective adjustment for a given plan year generally occurs during the third quarter of that year. This initial settlement represents the update of risk scores for the current plan year based on the severity of claims incurred in the prior plan year. CMS then issues a final retrospective risk adjusted premium settlement for that plan year in the following year. Historically, we have not experienced significant differences between our estimates and amounts ultimately received. The data provided to CMS to determine members’ risk scores is subject to audit by CMS even after the annual settlements occur. An audit may result in the refund of premiums to CMS. While our experience to date has not resulted in a material refund, future refunds could materially reduce premium revenue in the year in which CMS determines a refund is required and could be material to our results of operations, financial position and cash flows. Premiums receivable in the accompanying consolidated balance sheets include risk-adjusted premiums receivable of $216.1 million and $252.4 million as of December 31, 2019 and 2018, respectively.

Minimum Medical Expense and Risk Corridor Provisions

We may be required to refund certain premium revenue to state agencies and CMS under various contractual and plan arrangements. We estimate the effect of the following arrangements on a monthly basis and reflect any adjustments to premium revenues in current operations. We report the estimated net amounts due to state agencies and CMS in other payables to government partners in the consolidated balance sheets.

Certain of our Medicaid contracts require us to expend a minimum percentage of premiums on eligible medical benefits expense. To the extent that we expend less than the minimum percentage of the premiums on eligible medical benefits, we are required to refund to the state all or some portion of the difference between the minimum and our actual allowable medical benefits expense. Additionally, certain of our Medicaid contracts include other types of risk sharing arrangements (e.g., profit sharing arrangements) that require return of revenue to the state or receipt of revenue from the state, based on certain pre-tax earnings, net earnings or other results of operations -based calculations. In all arrangements, we estimate the amounts due from or to the state agencies based on the terms of our contracts with the applicable state agency and record the amounts as a change in premium. Historically, we have not experienced material differences between our recorded estimates and the subsequent state agencies settlement amounts.

Our MA and PDP premiums are subject to risk sharing through the CMS Medicare Part D risk corridor provisions. The risk corridor calculation compares our actual experience to the target amount of prescription drug costs, limited to costs under the standard coverage as defined by CMS, less rebates included in our submitted plan year bid. We receive additional premium from CMS if our actual experience is more than 5% above the target amount. We refund premiums to CMS if our actual experience is more than 5% below the target amount. Based on the risk corridor provision and PDP activity-to-date, an estimated risk-sharing receivable or payable is recorded as an adjustment to premium revenue. After the close of the annual plan year, CMS performs the risk corridor calculation and any differences are settled between CMS and our plans. Historically, we have not experienced material differences between the subsequent CMS settlement amount and our recorded estimates.

Beginning in 2014, the ACA required the establishment of a minimum medical loss ratio (“MLR”) for MA plans and Part D plans, requiring them to spend not less than 85% of premiums on medical benefits. The rules implementing the minimum MLR impose financial and other penalties for failing to achieve the minimum MLR, including requirements to refund to CMS shortfalls in amounts spent on medical benefits and termination of a plan’s MA contract for prolonged failure to achieve the minimum MLR. MLR is determined by adding a plan’s spending for clinical services, prescription drugs and other direct patient benefits, plus its total spending on quality improvement activities and dividing the total by earned premiums (after subtracting specific identified taxes and other fees). These provisions did not have a material effect on our results of operations in 2019, 2018 and 2017.

A summary of other net payables to government partners is as follows (in millions):

	As of December 31,
	2019	2018
Liability to states under Medicaid risk sharing provisions	$(152.3)	$(178.5)
Receivable from / (liability to) CMS under risk corridor and other provisions	94.9	(232.0)
Liability to CMS under MA/PDP minimum MLR provisions of the ACA	(23.0)	(19.9)
Net payables to government partners(1)	$(80.4)	$(430.4)

(1) The components of net payables to government partners are classified in the consolidated balance sheets as $153.3 million and $233.7 million in current assets and current liabilities, respectively, as of December 31, 2019, and $28.5 million and $458.9 million in current assets and current liabilities, respectively, as of December 31, 2018.

Medicare Part D Subsidies

For qualifying low income PDP members, CMS pays for some, or all, of the member’s monthly premium. We receive certain Part D prospective subsidy payments from CMS for our MA and PDP members as a fixed monthly per member amount, based on the estimated costs of providing prescription drug benefits over the plan year, as reflected in our bids. Approximately nine to ten months subsequent to the end of the plan year, or later in the case of the coverage gap discount subsidy, a settlement payment is made between CMS and our plans based on the difference between the prospective payments and actual claims experience. The subsidy components under Part D are described below.

Low-Income Cost Sharing Subsidy (“LICS”)-For qualifying low income members, CMS reimburses us for all or a portion of the low income member’s deductible, coinsurance and co-payment amounts above the out-of-pocket threshold.

Catastrophic Reinsurance Subsidy-CMS reimburses plans for 80% of the drug costs after a member reaches his or her out-of-pocket catastrophic threshold through a catastrophic reinsurance subsidy.

Coverage Gap Discount Subsidy (“CGDS”)-CMS provides monthly prospective payments for pharmaceutical manufacturer discounts made available to members.

Catastrophic reinsurance subsidies and the LICS represent cost reimbursements under the Medicare Part D program. We are fully reimbursed by CMS for costs incurred for these contract elements and, accordingly, there is no insurance risk to us. Therefore, amounts received for these subsidies are not considered premium revenue, and are reported, net of the subsidy benefits paid, as Funds receivable/held for the benefit of members in the consolidated balance sheets. The receipts and payments between us and CMS are presented on a net basis as financing activity in our consolidated statements of cash flows because we are essentially administering and paying the benefit subsidies on behalf of CMS. Historically, the settlement payments between us and CMS have not been materially different from our estimates.

CGDS advance payments are recorded within Funds receivable/payable for the benefit of members in the consolidated balance sheets. Receivables are set up for manufacturer-invoiced amounts. Manufacturer payments reduce the receivable as payments are received. After the end of the contract year, during the Medicare Part D Payment reconciliation process for the CGDS, CMS will perform a cost-based reconciliation to ensure the Medicare Part D sponsor is paid for gap discounts advanced at the point of sale, based on accepted prescription drug event data.

Funds payable for the benefit of members, net consisted of the following (in millions):

	As of December 31,
	2019	2018
Low-income cost sharing subsidy	$87.8	$97.7
Catastrophic reinsurance subsidy	(150.5)	(583.2)
Coverage gap discount subsidy	(29.8)	(20.5)
Funds payable for the benefit of members, net(1)	$(92.5)	$(506.0)

(1) The components of net funds payable for the benefit of members, net are classified in the consolidated balance sheets as $205.9 million and $298.4 million in current assets and current liabilities, respectively, as of December 31, 2019, and as $187.3 million and $693.3 million in current assets and current liabilities, respectively, as of December 31, 2018.

The decrease in funds payable for the benefit of members, net, was primarily the result of the payments remitted to CMS in June 2019 to settle outstanding liabilities for certain terminated contracts relating to the 2016 Part D plan year. As a result, the net funds payable for the benefit of members decreased from $506.0 million as of December 31, 2018 to $92.5 million as of December 31, 2019.

 Medical Benefits Expense and Medical Benefits Payable

We recognize the cost of medical benefits in the period in which services are provided, including an estimate of the cost of medical benefits incurred but not reported (“IBNR”). Medical benefits expense includes direct medical expenses and certain medically-related administrative costs.

Direct medical expenses include amounts paid or payable to hospitals, physicians, pharmacy benefit managers and providers of ancillary services. Recorded direct medical expenses are reduced by the amount of pharmacy rebates earned, which are estimated based on historical utilization of specific pharmaceuticals, current utilization and contract terms. Pharmacy rebates earned but not yet received from pharmaceutical manufacturers are included in pharmacy rebates receivable in the accompanying consolidated balance sheets. Direct medical expenses may also include reserves for estimated referral claims related to health care providers under contract with us who are financially troubled or insolvent and who may not be able to honor their obligations for the costs of medical services provided by other providers. In these instances, we may be required to honor these obligations for legal or business reasons. Based on our current assessment of providers under contract with us, such losses have not been and are not expected to be significant. Also included in direct medical expense are our estimates for provider settlements due to clarification of contract terms, out-of-network reimbursement, claims payment differences and amounts due to contracted providers under risk-sharing and/or value-based arrangements.

Consistent with the criteria specified and defined in guidance issued by the Department of Health and Human Services (“HHS”) for costs that qualify to be reported as medical benefits under the minimum MLR provision of the ACA, we record certain medically related administrative costs such as preventive health and wellness, care management, and other quality improvement costs, as medical benefits expense. All other medically related administrative costs, such as utilization review services, network and provider credentialing and claims handling costs, are recorded in selling, general, and administrative expense.

Medical benefits payable represents amounts for claims fully adjudicated but not yet paid and estimates for IBNR. Our estimate of IBNR is the most significant estimate included in our consolidated financial statements. We determine our best estimate of the base liability for IBNR utilizing consistent standard actuarial methodologies based upon key assumptions, which vary by business segment. Our assumptions include current payment experience, trend factors, and completion factors. Trend factors in our standard actuarial methodologies include contractual requirements, historic utilization trends, the interval between the date services are rendered and the date claims are paid, denied claims activity, disputed claims activity, benefit changes, expected health care cost inflation, seasonality patterns, maturity of lines of business, changes in membership and other factors.

After determining an estimate of the base liability for IBNR, we make an additional estimate, also using standard actuarial techniques, to account for adverse conditions that may cause actual claims to be higher than the estimated base reserve. We refer to this additional liability as the provision for moderately adverse conditions. Our estimate of the provision for moderately adverse conditions captures the potential adverse development from factors such as:

•	our entry into new geographical markets;
•	our provision of services to new populations such as the aged, blind and disabled;
•	variations in utilization of benefits and increasing medical costs, including higher drug costs;

•	changes in provider reimbursement arrangements;
•	variations in claims processing speed and patterns, claims payment and the severity of claims; and
•	health epidemics or outbreaks of disease such as the flu or enterovirus.

We evaluate our estimates of medical benefits payable as we obtain more complete claims information and medical expense trend data over time. We record differences between actual experience and estimates used to establish the liability, which we refer to as favorable and unfavorable prior year reserve developments, as increases or decreases to medical benefits expense in the period we identify the differences.

Premium Deficiency Reserves

We evaluate our contracts to determine if it is probable that a loss will be incurred. We establish a premium deficiency reserve (“PDR”) when it is probable that expected future medical benefits and administrative expenses will exceed future premiums and reinsurance recoveries for the remainder of a contract period. For purposes of determining a PDR, we do not consider investment income and contracts are grouped in a manner consistent with our method of acquiring, servicing and measuring the profitability of such contracts. A PDR is recorded as medical benefits expense and in medical benefits payable. Once established, a PDR is reduced over the contract period as an offset to actual losses. We re-evaluate our PDR estimates each reporting period and, if estimated future losses differ from those in the current PDR estimate, we adjust the liability through medical benefits expense, as necessary.

Our medical benefits payable balance includes premium deficiency reserves for our Illinois Medicaid programs (“Illinois PDR”) of $16.1 million as of December 31, 2018, in connection with our Medicaid managed care contract with the Illinois Department of Health Care and Family Services (“HFS”) that was effective on January 1, 2018 (the “Illinois PDR”). The Illinois PDR reflects the premium rate structure, estimated medical benefits and other costs expected to be incurred during the initial four-year contractual term of the contract. There was no Illinois PDR as of December 31, 2019.

ACA Industry Fee

Beginning in 2014, the ACA industry fee was levied on certain health insurers that provide insurance in the assessment year and is allocated to health insurers based on each health insurer’s share of net premiums for all U.S health insurers in the year preceding the assessment. The initial estimated liability for each year is accrued as of January 1, with a corresponding deferred expense asset that is amortized over 12 months to expense on a straight line basis. The fee is payable by September 30 of each year.

As previously discussed, legislation was passed approving a one-year moratorium of the ACA industry fee for both 2017 and 2019. Accordingly, we did not incur ACA industry fee expense for the years ended December 31, 2019 and 2017.  We incurred $344.1 million for the ACA industry fee in 2018. The ACA industry fee is not deductible for income tax purposes, which significantly increased our effective income tax rate during 2018 compared to 2019 and 2017.

Equity-Based Employee Compensation

Certain of our employees, including executive officers, are eligible for long-term incentive awards (“LTI Program”), consisting of equity awards granted pursuant to the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) and the WellCare Health Plans, Inc. 2019 Incentive Compensation Plan (the “2019 Plan”).  During the second quarter of 2019, our stockholders approved the 2019 Plan.  Upon approval of the 2019 Plan, approximately 1,600,000 shares of our common stock were available for issuance pursuant to the 2019 Plan.  In addition, shares subject to awards forfeited, terminated or expired under the 2013 Plan will become available for issuance under the 2019 Plan.  No further awards are permitted to be granted under our 2013 Plan.

 We designed the LTI Program to motivate and promote the achievement of our long-term financial and operating goals and improve retention. Under the LTI Program, we grant multi-year performance period awards and time-based awards. The award amounts and allocations amongst the different types of awards are based on job level. The Compensation Committee of our board of directors (the “Compensation Committee”) evaluates our results with respect to the pre-established performance criteria and determines the ultimate payout amount of the performance stock units.

The Compensation Committee awards certain equity-based compensation under our stock plans, including stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”), each of which is described below:

RSUs - For each RSU granted, employees receive one share of common stock, net of taxes withheld at the statutory minimum, at the end of the vesting period. RSUs typically vest one to three years from the date of grant. We estimate compensation cost for RSUs based on the grant date fair value, which is based on the closing price of our common stock on the date of grant, and recognize the expense ratably over the vesting period of the award, or to an employee’s eligible retirement date under the award agreement, if earlier.

PSUs - The actual number of common stock shares earned upon vesting will range from zero shares up to 200% of the target award, depending on the award date, the target award amounts for the PSU awards and our achievement of certain financial, market-based and quality-based performance goals set by the Compensation Committee at its sole discretion. PSUs generally cliff-vest 3 years from the grant date based on the achievement of the performance goals and conditioned on the employee’s continued service through the vesting date. The number of shares earned by the participant are generally paid net of taxes withheld at the statutory minimum.

The Compensation Committee has awarded two variations of PSUs, including:

•
Financial and Quality Performance Goals: Certain of our PSUs are subject to variable accounting as they do not have a grant date fair value for accounting purposes due to the subjective nature of the terms of the PSUs, which precludes a mutual understanding of the key terms and conditions. We recognize expense for PSUs ultimately expected to vest over the requisite service period based on our estimates of progress made towards the achievement of the predetermined performance measures and changes in the market price of our common stock.  In March 2016, we issued certain PSUs whereby a mutual understanding of key terms and conditions exist; therefore, for these awards we estimate compensation cost based on the grant date fair value, as well as our estimate of the performance outcome, and recognize the expense ratably over the vesting period of the award with cumulative changes in expense recognized in periods in which performance conditions change or are ultimately met.

•
Market Based Goals: Beginning in 2016, we issued certain PSUs, which are subject to a market condition (total shareholder return relative to industry peer companies or prescribed stock price growth) and we estimate compensation cost based on the grant date fair value and recognize the expense ratably over the vesting period of the award. For these PSUs, the grant date fair value is measured using a Monte Carlo simulation approach, which estimates the fair value of awards based on randomly generated simulated stock-price paths through a lattice-type structure. PSUs expected to vest are recognized as expense either on a straight-line or accelerated basis, depending on the award structure, over the vesting period.

We estimate equity-based compensation expense based on awards ultimately expected to vest. We make assumptions of forfeiture rates at the time of grant and continuously reassess our assumptions based on actual forfeiture experience.

Medicaid Premium Taxes

Premiums related to our Medicaid contracts in certain states are subject to an assessment or tax on Medicaid premiums. The premium revenues we receive from these states include a reimbursement for this premium assessment. We have reported premium taxes on a gross basis, as premium revenue and as premium tax expense in the consolidated statements of income. We recognize the premium tax assessment as expense in the period we earn the related premium revenue and remit the taxes back to the state agencies on a periodic basis. We incurred Medicaid premium taxes of $132.9 million, $126.8 million and $119.8 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Income Tax Expense

We record income tax expense as incurred based on enacted tax rates, estimates of book-to-tax differences in income, and projections of income that will be earned in each taxing jurisdiction. We recognize deferred tax assets and liabilities for the estimated future tax consequences of differences between the carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using tax rates, as enacted by law and applicable to taxable income in the years in which we expect to recover or settle those temporary differences. We record a valuation allowance on deferred taxes if we determine it is more likely than not that we will not fully realize the future benefit of deferred tax assets. We file tax returns after the close of our fiscal year end and adjust our estimated tax receivable or liability to the actual tax receivable or due per the filed state and federal tax returns. Historically, we have not experienced significant differences between our estimates of income tax expense and actual amounts incurred.

State and federal taxing authorities may challenge the positions we take on our filed tax returns. We evaluate our tax positions and only recognize a tax benefit if it is more likely than not that a tax audit will sustain our conclusion. Based on our evaluation of tax positions, we believe that potential tax exposures have been recorded appropriately. State and federal taxing authorities may propose additional tax assessments based on periodic audits of our tax returns. We believe our tax positions comply with applicable tax law in all material aspects and we will vigorously defend our positions on audit. The ultimate resolution of these audits may materially affect our financial position, results of operations or cash flows. We have not experienced material adjustments to our consolidated financial statements as a result of these audits.

Cash and Cash Equivalents

We classify unrestricted cash and short-term investments with original maturities of three months or less as cash and cash equivalents in the consolidated balance sheets. We record cash and cash equivalents at cost, which approximates fair value.

Investments

We classify our fixed maturity securities, including short-term, long-term, and restricted investments, as available-for-sale and report them at fair value. We generally record unrealized gains and losses on securities, net of deferred income taxes, as a separate component of accumulated other comprehensive loss in the consolidated balance sheets. We record investment income when earned and classify investment income earned but not received in prepaid expenses and other current assets in the consolidated balance sheets. We may purchase fixed maturity securities at a premium or discount. We amortize these premiums and discounts as adjustments to investment income over the estimated remaining term of the securities. We determine realized gains and losses on sales of securities on a specific identification basis.

We determine the fair value of fixed maturity securities based on quoted prices in active markets or market prices provided by a third-party pricing service. The third-party pricing service determines market prices using inputs such as reported trades, benchmark yields, issuer spreads, bids, offers, estimated cash flows and prepayment spreads. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information. If there are no recent reported trades, the pricing services may use matrix or model processes to develop a security price using future cash flow expectations based upon collateral performance and discount this at an estimated market rate.

We regularly compare the fair value of our investments to the amortized cost of those investments. The evaluation of impairment is a quantitative and qualitative process, which is subject to risk and uncertainties. Our fixed maturity investments are exposed to four primary sources of investment risk: credit, interest rate, liquidity and market valuation. The financial statement risks are those associated with the recognition of impairments and income, as well as the determination of fair values.

 We perform a case-by-case evaluation of the underlying reasons for the decline in fair value and consider a wide range of factors about the security issuer, including assumptions and estimates about the operations of the issuer and its future earnings potential. We use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Our evaluation of impairment includes, but is not limited to:

•	the length of time and the extent to which the market value has been below cost;
•	the potential for impairments of securities when the issuer is experiencing significant financial difficulties;
•	the potential for impairments in an entire industry sector or sub-sector;
•	the potential for impairments in certain economically depressed geographic locations;
•	the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources;
•	unfavorable changes in forecasted cash flows on asset-backed securities; and
•	other subjective factors, including concentrations and information obtained from regulators and rating agencies.

We recognize impairments of securities when we consider a decline in fair value below the amortized cost basis to be other-than-temporary. If we intend to sell a security, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, we recognize an other-than-temporary impairment (“OTTI”) in earnings equal to the entire difference between the security’s amortized cost basis and its fair value. If we do not intend to sell the security and it is more likely than not that we will not be required to sell the security before recovery of its amortized cost basis, but the present value of the cash flows expected to be collected is less than the amortized cost basis of the security (referred to as the credit loss), we conclude an OTTI has occurred. In this instance, we bifurcate the total OTTI into the amount related to the credit loss, which we recognize in earnings as investment income, net, with the remaining amount of the total OTTI attributed to other factors (referred to as the noncredit portion) recognized as a separate component in other comprehensive income. After the recognition of an OTTI, we account for the security as if it had been purchased on the measurement date of the OTTI, with an amortized cost basis equal to the previous amortized cost basis less than the OTTI recognized in earnings. We did not realize any OTTI for the years ended December 31, 2019, 2018 or 2017.

Restricted Cash, Cash Equivalents and Investments

As a condition for licensure, we are required to maintain certain funds on deposit or pledged to various state agencies. Certain of our state contracts require the issuance of surety bonds. We record our restricted cash, cash equivalents, and other short-term investments, at fair value. We classify restricted cash, cash equivalents and investments as long-term regardless of the contractual maturity date of the securities held, due to the nature of the states’ requirements.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets, net, are comprised of receivables relating to our Aetna Part D membership reinsurance arrangement, advances to providers, prepaid premium taxes, pharmaceutical coverage gap discounts receivable and other prepaid expenses and current assets. The balance also includes utilization performance guarantee program receivables from our new pharmacy benefit manager.

Property, Equipment and Capitalized Software, net

Property, equipment and capitalized software are stated at historical cost, net of accumulated depreciation. We capitalize certain costs incurred in the development of internal-use software, including external direct costs of materials and services and payroll costs of employees devoted to specific software development. We expense other software development costs, such as training and data conversion costs, as incurred. We capitalize the costs of improvements that extend the useful lives of the related assets.

We record depreciation expense using the straight-line method over the estimated useful lives of the related assets, which ranges from three to ten years for leasehold improvements, five years for furniture and equipment, and three to seven years for computer equipment and software. We record maintenance and repair costs as selling, general and administrative expense when incurred.

On an ongoing basis, we review events or changes in circumstances that may indicate that the carrying value of an asset may not be recoverable. If the carrying value of an asset exceeds the sum of estimated undiscounted future cash flows, we recognize an impairment loss in the current period for the difference between estimated fair value and carrying value. If assets are determined to be recoverable but the useful lives are shorter than we originally estimated, we depreciate the remaining net book value of the asset over the newly determined remaining useful lives.

Goodwill and Other Intangible Assets

Our acquisitions typically result in goodwill, which represents the excess of the acquisition cost over the fair value of net assets acquired. Goodwill recorded at December 31, 2019 was $2.3 billion compared with $2.2 billion at December 31, 2018. As of December 31, 2018, goodwill included $1.6 billion attributed to the Meridian acquisition that had not been assigned to a reporting unit. During 2019, we allocated goodwill to our reporting units based on our final fair value assessment of assets acquired and liabilities assumed. Goodwill attributable to our Medicaid reporting unit was $1.7 billion and $274.7 million at December 31, 2019 and 2018.  Goodwill attributable to our MA reporting unit was $511.3 million and $392.3 million at December 31, 2019 and 2018, respectively. Additionally, we recorded $62.9 million attributed to the reporting units which comprise our Corporate and other category as of December 31, 2019. Refer to Note 9 - Goodwill and Other Intangible Assets, Net, included in the consolidated financial statements in this 2019 Form 10-K for additional discussion.

We test goodwill for impairment at the reporting unit level at least annually, or more frequently if events or circumstances indicate that it would be more likely than not that the fair value of a reporting unit is below its carrying value. Such events or circumstances could include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition and the testing for recoverability of a significant asset group within a reporting unit, among others. To determine whether goodwill is impaired, we compare an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds the estimated fair value, we compare the implied fair value of the applicable goodwill to its carrying value to measure the amount of goodwill impairment, if any. We perform our annual goodwill impairment test based on our financial position and results of operations as of June 30 of each year, which generally coincides with the finalization of federal and state contract negotiations and our initial budgeting and planning process. The annual impairment tests are based on an evaluation of estimated future discounted cash flows. The estimated discounted cash flows are based on the best information available to us at the time, including supportable assumptions and projections we believe are reasonable. Our discounted cash flow estimates use discount rates that correspond to a weighted-average cost of capital consistent with a market-participant view. The discount rates are consistent with those used for investment decisions and take into account the operating plans and strategies of our operating segments. Certain other key assumptions utilized, including changes in membership, premium, health care costs, operating expenses, fees, assessments and taxes and effective tax rates, are based on estimates consistent with those utilized in our annual budgeting and planning process that we believe are reasonable. However, if we do not achieve the results reflected in the assumptions and estimates, our goodwill impairment evaluations could be adversely affected, and we may impair a portion of our goodwill, which would adversely affect our operating results in the period of impairment. Impairments, if any, would be classified as an operating expense. Based on the results of our annual impairment testing in 2019, we determined that the fair value of each reporting unit substantially exceeded its carrying value and no further goodwill impairment assessment was necessary.

Other intangible assets resulting from our acquisitions generally include provider networks, broker networks, trademarks, state contracts, non-compete agreements, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years. These assets are allocated to reporting units for impairment testing purposes. We review our other intangible assets for impairment when events or changes in circumstances occur, which may potentially affect the estimated useful life or recoverability of the remaining balances of our intangible assets. Such events and changes in circumstances would include significant changes in membership, state funding, federal and state government contracts and provider networks. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the assets. Identifiable cash flows are measured at the lowest level for which they are largely independent of the cash flows of other groups of assets and liabilities. If these assets are determined to be impaired, the amount of impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. During 2019, 2018, and 2017, no events or circumstances have occurred, which may potentially affect the estimated useful life or recoverability of the remaining balances of our other intangible assets. Accordingly, there were no impairment losses recognized during these periods.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are primarily comprised of our Aetna Part D membership reinsurance arrangement, liabilities relating to pharmacy benefit administration, accrued salaries and incentive compensation, consulting contract obligations, and other miscellaneous current liabilities.

3. CENTENE MERGER, DIVESTITURES AND ACQUISITIONS

Centene Merger

On March 26, 2019, we entered into an Agreement and Plan of Merger, dated March 26, 2019 (the “Merger Agreement”), by and among Centene Corporation, a Delaware corporation (“Centene”), Wellington Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Centene (“Merger Sub I”), and Wellington Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Centene (“Merger Sub II”), and WellCare Health Plans, Inc., a Delaware corporation (the “Company”) providing for (i) the merger of Merger Sub I with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation of the First Merger and a direct, wholly owned subsidiary of Centene (the “Surviving Corporation”), and (ii) immediately after the effective time of the First Merger (the “First Effective Time”), the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving corporation of the Second Merger and a direct, wholly owned subsidiary of Centene  for a combination of cash and stock (the “Centene Transaction”).  On June 24, 2019, stockholders of both companies approved all proposals regarding the Centene Transaction.

On January 23, 2020, the First Merger and the Second Mergers were completed, Merger Sub II is the surviving corporation and changed its name to WellCare Health Plans, Inc. Under the terms of the Merger Agreement, our shareholders received $120.00 in cash and 3.38 shares of Centene common stock for each outstanding share of our common stock. The aggregate Merger Consideration was approximately $6.1 billion in cash and $11.4 billion in shares of Centene Common Stock (based on the closing price of shares of Centene’s common stock on the New York Stock Exchange on January 22, 2020). Centene financed the cash portion of the Merger Consideration with the net proceeds from a notes offering.

As a result of completing the Centene Transaction, a change in control of the Company occurred, and we are now a wholly owned subsidiary of Centene.

Divestitures

On September 26, 2019, in connection with the Centene Transaction above, we entered into a definitive agreement with Anthem, Inc. (“Anthem”) under which Anthem acquired our Missouri and Nebraska health plans. On January 23, 2020, the Company, upon satisfaction of all required regulatory approvals and customary closing conditions, in connection with the Centene Transaction, completed these divestitures. The sale price was not material and the transaction did not have a material effect on our consolidated results of operations, financial condition or cash flows.

Aetna Medicare Part D Acquisition

As discussed in Note 1 - Organization, Basis of Presentation of this 2019 Form 10-K, we completed the purchase of Aetna’s entire standalone Medicare Part D prescription drug plan membership for total cash consideration of $115.8 million, including subsequent purchase price adjustments. These membership assets are recorded within other intangible assets, net in the consolidated balance sheets as of December 31, 2019 and 2018 and have a weighted-average useful life of 8 years beginning in 2020.  Per the terms of the agreement, Aetna will provide administrative services to, and retain financial risk of, the Aetna Part D membership through 2019. Therefore, the Aetna Part D membership will be excluded from our membership and results of operations until January 1, 2020.

Meridian Acquisition

On September 1, 2018 (the “Effective Date”), we acquired Meridian for an estimated purchase price of approximately $2.5 billion in cash. The Meridian acquisition was funded through a combination of cash on hand, our revolving credit facility, net proceeds from the August 2018 issuance of our 5.375% of Senior Notes due 2026 (“2026 Notes”) and net proceeds from an issuance of shares of our common stock. We included the results of Meridian’s operations since the Effective Date in our consolidated financial statements.

 The following table summarizes the final fair values of major classes of assets acquired and liabilities assumed at the Effective Date, based on our valuation assumptions, reconciled to the total consideration transferred.

Assets	(in millions)
Cash, cash equivalents and restricted cash	$484.4
Investments, including restricted investments	180.4
Premiums receivable, net	379.6
Other current assets	139.2
Property, equipment and capitalized software, net	49.3
Goodwill	1,598.2
Other intangible assets, net	543.5
Fair value of total assets acquired	$3,374.6

Liabilities
Medical benefits payable	$534.3
ACA Fee liability	66.5
Other liabilities	253.7
Fair value of liabilities assumed	854.5
Fair value of net assets acquired	$2,520.1

The fair value results from judgments about future events, which reflect certain uncertainties and rely on estimates and assumptions. The judgments used to determine the fair value assigned to each class of assets acquired and liabilities assumed, as well as intangible asset lives, can materially affect our operating results. As of the Effective Date, the expected fair value of all current assets and liabilities approximated their historical cost. For certain noncurrent assets and liabilities, we have made fair value adjustments based on information reviewed through end of the measurement period.

Identifiable intangible assets acquired

During the year ended December 31, 2019, we received updated information regarding facts and circumstances which existed as of the Effective Date that affected certain assumptions utilized in the preliminary purchase price valuation. As a result, we recorded measurement period adjustments, which reduced total identifiable intangible assets and deferred tax liabilities by $50.5 million and $22.9 million, respectively, during 2019. These two items and certain working capital adjustments as of the Effective Date, resulted in a net increase to goodwill.  The effect to our statement of operations for the year ended December 31, 2019 was immaterial.

As of December 31, 2019, our final allocation of the Meridian purchase price to identifiable intangible assets acquired reflects our final assumptions of membership attrition rates, discount rates selected to measure the risks inherent in the future cash flows and working capital adjustments.

The following table summarizes the final fair values and weighted average useful lives for identifiable intangible assets acquired in the Meridian acquisition as of the Effective Date of the acquisition.

	Gross Fair Value (in millions)	Weighted Average Useful Life (in years)
Membership	$326.8	8.2
Tradenames	113.8	4.9
Provider network	8.3	15.0
Technology and other	94.6	5.8
Total	$543.5	7.2

We valued the acquired membership and tradename intangible assets using an income approach (discounted future cash flow analysis) based on our consideration of historical financial results and expected industry and market trends. We discounted the future cash flows by a weighted-average cost of capital based on an analysis of the cost of capital for comparable companies within our industry. We valued the acquired provider networks using a cost approach, which utilizes cost assumptions applicable at the valuation date to determine the cost of constructing a similar asset. Our other intangible assets include acquired operating licenses and acquired technology, which were valued using a combination of income and cost approaches. We amortize the intangible assets over the period we expect these assets to contribute directly or indirectly to our future cash flows on a straight-line basis, which approximates the pattern of economic consumption over their estimated useful lives.

Goodwill

We recorded $1.6 billion for the valuation of goodwill for the excess of the purchase price over the estimated fair value of the net assets acquired and primarily represents synergies expected from the acquisition and the assembled workforce. The recorded goodwill related to the acquisition is deductible for tax purposes. Refer to Note 9. Goodwill and Other Intangible Assets, Net for further discussion regarding the allocation of goodwill to our reporting units.

Deferred taxes

The Meridian acquisition included taxable and nontaxable components resulting in differences in amounts recognized for GAAP and tax purposes. In both taxable and nontaxable business combinations, the amounts assigned to the individual assets acquired and liabilities assumed for financial statement purposes are often different from the amounts assigned or carried forward for tax purposes. We recorded a $23.6 million deferred tax liability based on the estimated bases differences.

Unaudited Pro Forma Financial Information

The results of operations and financial condition for our 2018 and 2017 acquisitions have been included in our consolidated financial statements since the acquisition dates. The unaudited pro forma financial information presented below reflects our 2018 acquisition of Meridian and our 2017 business acquisitions as though the businesses had been acquired as of January 1, 2017. Proforma results are not provided for 2019, as the operations of our business acquisitions were included in our results of operations for this time period.

These pro forma results are based on estimates and assumptions, and do not reflect any anticipated synergies, efficiencies or other cost savings that we expect to realize from the acquisitions. The following unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the acquisitions actually been in effect for the periods presented, or project the future results of the combined company.

	For the years ended December 31,
(in millions, except per share data)	2018	2017
Total revenues	$23,408.6	$20,598.2
Net income	$420.8	$376.1
Earnings per common share:
Basic	$8.47	$7.57
Diluted	$8.16	$7.50

The pro forma results presented in the schedule above include adjustments related to the following purchase accounting and other acquisition-related costs:

•	Elimination of historical intangible asset amortization expense and addition of amortization expense based on the current preliminary values of identified intangible assets;
•	Elimination of interest expense associated with retired obligations and addition of interest expense based on debt incurred to finance the Meridian transaction;
•	Elimination of results for Meridian operations not acquired;
•	Elimination of transaction and integration-related costs;
•	Elimination of Universal American discontinued operations;
•	Include 5,207,547 shares of our common stock issued to finance the Meridian transaction;
•	Adjustments to align the acquisitions to our accounting policies; and
•	Tax effects of the adjustments noted above.

4. SEGMENT REPORTING

On a regular basis, we evaluate discrete financial information and assess the performance of our three reportable segments, Medicaid Health Plans, Medicare Health Plans and Medicare PDPs, to determine the most appropriate use and allocation of Company resources.

We allocate premium revenue, medical benefits expense, Medicaid premium taxes, the ACA industry fee incurred in 2018, and goodwill to our reportable segments. We do not allocate to our reportable segments any other assets and liabilities, investment and other income, selling, general and administrative expenses (“SG&A”), depreciation and amortization, or interest expense. The Company’s decision makers primarily use premium revenue, medical benefits expense and gross margin to evaluate the performance of our reportable segments.

Our Corporate and Other category includes net investment and other income, SG&A expenses, depreciation, amortization and interest. Also included in this category are results for operating segments that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles.

Medicaid Health Plans

Our Medicaid Health Plans segment includes plans for beneficiaries of Temporary Assistance for Needy Families (“TANF”), Supplemental Security Income (“SSI”), Aged Blind and Disabled (“ABD”), Children’s Health Insurance Program (“CHIP”) and Long-Term Services and Supports (“LTSS”). TANF generally provides assistance to low-income families with children. ABD and SSI generally provide assistance to low-income aged, blind or disabled individuals. CHIP provides assistance to qualifying families who are not eligible for Medicaid because their income exceeds the applicable income thresholds. The LTSS program is designed to help people with chronic illnesses or who have disabilities and need health and long-term care services, such as home care or adult day care, to enable them to stay in their homes and communities as long as possible.

Our Medicaid operations in certain states individually account for 10% or more of our consolidated premium revenue. These states and the respective Medicaid premium revenue as a percentage of total consolidated premium revenue are as follows:

	For the Years Ended December 31,
	2019	2018	2017
Florida	19%	12%	15%
Illinois	13%	*	*
Kentucky	10%	14%	15%

*Our Illinois Medicaid health plan accounted for less than 10% of our consolidated premium revenue for 2018 and 2017.

On February 1, 2019, we began providing statewide-managed care services to children with medically complex conditions through the Children’s Medical Services Managed Care Plan (“CMS Plan”) contract from the Florida Department of Health. On December 1, 2018, we began providing managed care services to Medicaid-eligible beneficiaries, including Managed Medical Assistance and Long-Term Care beneficiaries in 10 of 11 regions in Florida through a new five-year contract. As part of the Medicaid Managed Care program, we are one of two managed care plans providing statewide-managed care services to beneficiaries in the Serious Mental Illness Specialty Plan.

Medicare Health Plans

Medicare is a federal program that provides eligible persons age 65 and over and some disabled persons with a variety of hospital, medical and prescription drug benefits. MA is Medicare’s managed care alternative to the original Medicare program, which provides individuals standard Medicare benefits directly through CMS. Our MA CCPs generally require members to seek health care services and select a primary care physician from a network of health care providers. In addition, we offer coverage of prescription drug benefits under the Medicare Part D program as a component of most of our MA plans.

Medicare PDPs

We offer stand-alone Medicare Part D coverage to Medicare-eligible beneficiaries in our Medicare PDPs segment. The Medicare Part D prescription drug benefit is supported by risk sharing with the federal government through risk corridors designed to limit the losses and gains of the participating drug plans and by reinsurance for catastrophic drug costs. The government subsidy is based on the national weighted average monthly bid for this coverage, adjusted for risk factor payments. Additional subsidies are provided for dually-eligible beneficiaries and specified low-income beneficiaries. The Part D program offers national in-network prescription drug coverage that is subject to limitations in certain circumstances.

Summary of Financial Information

An operating segment engages in business activities from which it may earn revenue and incur expenses, has discrete financial information and whose results are regularly reviewed by the chief operating decision makers for performance assessment and resource allocation decisions.  Factors used to determine our reportable segments include the nature of operating activities, economic characteristics, existence of separate senior management teams and the type of information used by our chief operating decision makers. Reportable segments with similar economic characteristics, products and services, customers, distribution methods and operational processes that operate in a similar regulatory environment are combined. Accordingly, we have three reportable segments: Medicaid Health Plans, Medicare Health Plans and Medicare PDPs. A summary of financial information for our reportable segments through the gross margin level and a reconciliation to income from operations is presented in the tables below.

	Medicaid Health Plan	Medicare Health Plan	Medicare PDP	Corporate & Other	Consolidated
For the Year Ended December 31, 2019	(in millions)
Premium	$18,826.2	$7,331.6	$1,053.8	$18.6	$27,230.2
Products and services	—	—	—	509.8	509.8
Total premium and products and services revenues	18,826.2	7,331.6	1,053.8	528.4	27,740.0

Medical benefits	16,907.0	6,175.2	843.4	11.0	23,936.6
Costs of products and services	—	—	—	495.7	495.7
ACA industry fee	—	—	—	—	—
Medicaid premium taxes	132.9	—	—	—	132.9
Total gross margin expenses	17,039.9	6,175.2	843.4	506.7	24,565.2

Gross margin	1,786.3	1,156.4	210.4	21.7	3,174.8

Investment and other income	—	—	—	—	161.0
Other expenses	—	—	—	—	(2,610.6)
Income from operations	$1,786.3	$1,156.4	$210.4	$21.7	$725.2

For the Year Ended December 31, 2018
Premium	$12,992.8	$6,313.8	$835.0	$4.7	$20,146.3
Products and services	—	—	—	154.1	154.1
Total premium and products and services revenues	12,992.8	6,313.8	835.0	158.8	20,300.4

Medical benefits	11,171.3	5,347.8	604.8	4.2	17,128.1
Costs of products and services	—	—	—	148.6	148.6
ACA industry fee	216.3	109.4	18.3	0.1	344.1
Medicaid premium taxes	126.8	—	—	—	126.8
Total gross margin expenses	11,514.4	5,457.2	623.1	152.9	17,747.6

Gross margin	1,478.4	856.6	211.9	5.9	2,552.8

Investment and other income	—	—	—	113.7	113.7
Other expenses	—	—	—	(1,968.2)	(1,968.2)
Income from operations	$1,478.4	$856.6	$211.9	$(1,848.6)	$698.3

	Medicaid Health Plan	Medicare Health Plan	Medicare PDP	Corporate & Other	Consolidated
For the Year Ended December 31, 2017	(in millions)
Premium	$10,726.3	$5,320.2	$913.8	$—	$16,960.3
Products and services	—	—	—	—	—
Total premium and products and services revenues	10,726.3	5,320.2	913.8	—	16,960.3

Medical benefits	9,414.1	4,577.3	753.4	—	14,744.8
Costs of products and services	—	—	—	—	—
ACA industry fee	—	—	—	—	—
Medicaid premium taxes	119.8	—	—	—	119.8
Total gross margin expenses	9,533.9	4,577.3	753.4	—	14,864.6

Gross margin	1,192.4	742.9	160.4	—	2,095.7

Investment and other income	—	—	—	46.9	46.9
Other expenses	—	—	—	(1,673.6)	(1,673.6)
Income from operations	$1,192.4	$742.9	$160.4	$(1,626.7)	$469.0

5. EQUITY AND EARNINGS PER COMMON SHARE

Issuance of Common Stock

In August 2018, we completed a public offering of our common stock and issued 5,207,547 shares of our common stock, at an offering price of $265.00 per share. The net proceeds from the offering were approximately $1,342.3 million, after deducting underwriting discounts and offering costs of approximately $37.7 million.  We used the net proceeds to fund a portion of the cash consideration for our acquisition of Meridian.

Earnings per Common Share

We compute basic earnings per common share on the basis of the weighted-average number of unrestricted common shares outstanding. We compute diluted earnings per common share on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of our stock-based compensation awards using the treasury stock method.

We calculated weighted-average common shares outstanding — diluted as follows:

	For the Years Ended December 31,
	2019	2018	2017
Weighted-average common shares outstanding — basic	50,262,636	46,767,626	44,474,016
Dilutive effect of outstanding stock-based compensation awards	606,878	586,910	493,045
Weighted-average common shares outstanding — diluted	50,869,514	47,354,536	44,967,061
Anti-dilutive stock-based compensation awards excluded from computation	108,339	211,978	76,446

6. INVESTMENTS

As of December 31, 2019 and 2018, all of our investments were classified as available-for-sale securities. The amortized cost, gross unrealized gains or losses and estimated fair value of short-term and long-term investments by security type are summarized in the following tables.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2019
Debt securities:
Asset-backed securities	$315.5	$0.6	$(0.6)	$315.5
Corporate debt securities	1,360.0	10.8	(1.2)	1,369.6
Municipal securities	161.9	1.9	(0.6)	163.2
Residential mortgage-backed securities	514.5	1.4	(0.9)	515.0
Short-term time deposits	82.6	—	—	82.6
Government and agency obligations	38.1	—	(0.1)	38.0
Other securities	231.6	0.2	(1.1)	230.7
Total debt securities	$2,704.2	$14.9	$(4.5)	$2,714.6
Equity securities(1)	518.0	—	$—	518.0
Total	$3,222.2	$14.9	$(4.5)	$3,232.6
December 31, 2018
Asset-backed securities	$144.7	$—	$(0.5)	$144.2
Corporate debt securities	943.0	0.5	(10.1)	933.4
Municipal securities	199.6	0.6	(0.9)	199.3
Residential mortgage-backed securities	7.2	—	(0.2)	7.0
Short-term time deposits	242.2	—	—	242.2
Government and agency obligations	44.9	—	(0.1)	44.8
Other securities	72.5	—	(0.1)	72.4
Total(1)	$1,654.1	$1.1	$(11.9)	$1,643.3

(1) Investments in equity securities primarily consists of exchange traded funds in fixed income and preferred and hybrid securities.  Equity securities were not material as of December 31, 2018.

As of December 31 2019, approximately 97% of our investments consist of investment-grade debt securities. These investment-grade securities have a weighted average credit rating of A+ as designated by a nationally recognized statistical rating organization. The below investment-grade debt securities have a weighted average credit rating of BB (the higher end of the below investment-grade rating scale).

Contractual maturities of our available-for-sale investments at December 31, 2019 are as follows:

	Amortized Costs	Fair Value
Due in one year or less	$455.7	$456.0
Due after one year through five years	932.7	939.3
Due after five years through ten years	286.9	290.9
Due after ten years	15.4	15.3
Asset-backed and mortgage-backed securities	1,013.5	1,013.1
Total	$2,704.2	$2,714.6

Actual maturities may differ from contractual maturities due to the exercise of pre-payment options.

During the years ended December 31, 2019, 2018, and 2017, we sold available-for-sale investments totaling $4.9 billion, $1.1 billion and $348.2 million, respectively. Gross realized gains resulting from sales and redemptions of our available-for-sale investments were $18.6 million for the year ended December 31, 2019, while gross realized losses were immaterial for this same period. Realized gains and losses resulting from these sales were not material for the years ended December 31, 2018 and 2017. Additionally, we did not realize any other-than-temporary impairment for any of these years.

7. RESTRICTED CASH, CASH EQUIVALENTS AND INVESTMENTS

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of our restricted cash, cash equivalents and investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2019
Cash	$5.2	$—	$—	$5.2
Money market funds	121.0	—	—	121.0
U.S. government securities and other	195.8	0.1	—	195.9
Total	$322.0	$0.1	$—	$322.1
December 31, 2018
Cash	$11.3	$—	$—	$11.3
Money market funds	51.4	—	—	51.4
U.S. government securities and other	172.5	—	(0.5)	172.0
Total	$235.2	$—	$(0.5)	$234.7

Realized gains or losses related to sales and redemptions of restricted cash, cash equivalents and investments were not material for the years ended December 31, 2019, 2018, or 2017.

8. PROPERTY, EQUIPMENT AND CAPITALIZED SOFTWARE

Property, equipment and capitalized software and related accumulated depreciation are as follows:

	December 31,
	2019	2018
Capitalized software	$800.4	$671.7
Computer equipment	208.6	173.2
Leasehold improvements	86.1	75.5
Furniture and equipment	73.2	69.3
	1,168.3	989.7
Less accumulated depreciation	(697.9)	(561.5)
Total property, equipment and capitalized software, net	$470.4	$428.2

 We recognized depreciation expense on property, equipment and capitalized software of $136.7 million, $107.0 million, and $87.7 million for the years ended December 31, 2019, 2018, and 2017, respectively, including depreciation expense on capitalized software of $99.3 million, $78.8 million, and $65.2 million for the years ended December 31, 2019, 2018, and 2017, respectively. The increase in expense reflects continued additions to capitalized software and computer equipment resulting from investments in our information technology infrastructure.

9. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

A summary of changes in our goodwill by reportable segment is as follows for 2019 and 2018:

	Medicaid Health Plans	Medicare Health Plans	Corporate and Other	Not Assigned	Total
Balance as of December 31, 2017 (1)(2)	$274.7	$386.0	$—	$—	$660.7
Acquired goodwill	—	—	—	1,560.7	1,560.7
Measurement period adjustments	—	6.3	—	—	6.3
Balance as of December 31, 2018 (1)	274.7	392.3	—	1,560.7	2,227.7
Acquired goodwill	—	—	—	—	—
Measurement period adjustments (2)	1,416.3	119.0	62.9	(1,560.7)	37.5
Balance as of December 31, 2019 (1)	$1,691.0	$511.3	$62.9	$—	$2,265.2

(1) Cumulative impairment charges relating to goodwill were $78.3 million as of December 31, 2019 and 2018, which related to goodwill assigned to our Medicare Health Plans reporting unit which we impaired during 2008.

(2) Goodwill as of December 31, 2018, includes $1.6 billion for the valuation of goodwill for the excess of the purchase price over the estimated fair value of the net assets acquired related to our 2018 acquisition of Meridian.  During 2019, we allocated goodwill to our reporting units, including an additional $37.5 million reallocation to goodwill from our identifiable net assets, based on our final fair value assessment of assets acquired and liabilities assumed. Refer to Note 3 – Centene Merger, Divestitures and Acquisitions for additional discussion of our 2018 acquisition.

Other intangible assets as of December 31, 2019 and 2018, and the related weighted-average amortization periods as of December 31, 2019, are as follows:

	As of December 31,
	2019				2018
	Weighted Average Amortization Period (In Years)	Gross Carrying Amount	Accumulated Amortization	Other Intangibles, Net	Gross Carrying Amount	Accumulated Amortization	Other Intangibles, Net
Membership and state contracts	9.1	$787.0	$(173.7)	$613.3	$830.1	$(100.7)	$729.4
Trademarks and tradenames	15.0	163.1	(55.8)	107.3	159.8	(22.6)	137.2
Provider networks	5.7	35.6	(9.2)	26.4	35.6	(7.0)	28.6
Licenses and permits	13.7	7.9	$(5.1)	2.8	7.9	(4.5)	3.4
Technology and other	7.5	108.7	(33.8)	74.9	110.8	(13.2)	97.6
Total other intangible assets	8.8	$1,102.3	$(277.6)	$824.7	$1,144.2	$(148.0)	$996.2

We recorded amortization expense of $129.6 million, $72.7 million, and $32.7 million for the years ended December 31, 2019, 2018 and 2017, respectively. The increase is primarily driven by the previously noted 2018, discussed in Note 3 – Centene Merger, Divestitures and Acquisitions.

Amortization expense expected to be recognized during fiscal years subsequent to December 31, 2019 is as follows (in millions):

Expected Amortization Expense
2020	$135.1
2021	134.9
2022	132.3
2023	119.8
2024	88.5
2025 and thereafter	214.1
Total	$824.7

10. DEBT

The following table summarizes our outstanding debt obligations and their classification in the accompanying consolidated balance sheets (in millions):

	December 31, 2019	December 31, 2018
Long-term debt, net:
5.25% Senior Notes, due April 1, 2025	$1,200.0	$1,200.0
5.375% Senior Notes, due August 15, 2026	750.0	750.0
Revolving Credit Facility	—	200.0
Debt issuance costs	(20.0)	(23.6)
Total long-term debt, net	$1,930.0	$2,126.4

5.375% Senior Notes due 2026

On August 13, 2018, we completed the offering and sale of 5.375% unsecured senior notes due 2026 in the aggregate principal amount of $750.0 million (the “2026 Notes”). The aggregate net proceeds from the issuance of the 2026 Notes were $739.0 million, which were used to fund a portion of the cash consideration for our acquisition of Meridian.

The 2026 Notes will mature on August 15, 2026, and bear interest at a rate of 5.375% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2019.

The 2026 Notes were issued under an indenture, dated as of August 13, 2018 (the “2026 Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The 2026 Indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries under certain circumstances to:

•	incur additional indebtedness and issue preferred stock;
•	pay dividends or make other distributions;
•	make other restricted payments and investments;
•	sell assets, including capital stock of restricted subsidiaries;
•	create certain liens;
•	incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, and in the case of our subsidiaries, guarantee indebtedness;
•	engage in transactions with affiliates; and
•	create unrestricted subsidiaries.

In addition, the 2026 Indenture requires that for the Company to merge, consolidate or sell all or substantially all of its assets, (i) either the Company must be the surviving entity, or the surviving entity or purchaser must be a U.S. entity; (ii) the surviving entity or purchaser must assume all the obligations of the Company under the notes and the indenture; (iii) no default or event of default (as defined under the Indenture) exits and (iv) the surviving entity, after giving pro forma effect to the transaction, (x) may incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio or (y) have a fixed charge coverage ratio that is no worse than the fixed charge coverage ratio of the Company without giving pro forma effect to the transactions.

Ranking and Optional Redemption

The 2026 Notes are senior obligations of our company and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the 2026 Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (unless our subsidiaries become guarantors of the 2026 Notes).

At any time prior to August 15, 2021, we may, on any one or more occasions redeem up to 40% of the aggregate principal amount of 2026 Notes at a redemption price equal to 105.375% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest, if any, with the net cash proceeds of an equity offering by the Company; provided that:
(1)
at least 50% of the aggregate principal amount of the 2026 Notes issued under the Indenture (including any additional 2026 Notes, but excluding 2026 Notes held by the Company or its subsidiaries) remains outstanding immediately after the occurrence of such redemption, unless all such 2026 Notes are redeemed substantially concurrently with the redemption of 2026 Notes; and

(2)	the redemption occurs within 180 days of the date of the closing of such equity offering.

At any time prior to August 15, 2021, we may on any one or more occasions redeem all or a part of the 2026 Notes, at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus the Applicable Premium, as defined in the Indenture.

Except pursuant to the preceding two paragraphs, the 2026 Notes will not be redeemable at our option prior to August 15, 2021.

On or after August 15, 2021, we may on any one or more occasions redeem all or a part of the 2026 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2026 Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date:

Period	Redemption Price
2021	104.031%
2022	102.688%
2023	101.344%
2024 and thereafter	100.000%

The 2026 Notes are classified as long-term debt in our consolidated balance sheets at December 31, 2019 and 2018 based on their August 2026 maturity date.

5.25% Senior Notes due 2025

On March 22, 2017, we completed the offering and sale of 5.25% unsecured senior notes due 2025 in the aggregate principal amount of $1,200.0 million (the “2025 Notes”). The aggregate net proceeds from the issuance of the 2025 Notes were $1,182.2 million, with a portion of the net proceeds from the offering being used to repay the $100.0 million outstanding under our credit agreement dated January 8, 2016 (the “Credit Agreement”, discussed further below) and to redeem the full $900.0 million aggregate principal amount of our 5.75% unsecured senior notes due 2020 (the “2020 Notes”) on April 7, 2017, which is discussed further below. The remaining net proceeds from the offering of the 2025 Notes were used for general corporate purposes, including organic growth and working capital.

The 2025 Notes will mature on April 1, 2025, and bear interest at a rate of 5.25% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2017.

The 2025 Notes were issued under an indenture, dated as of March 22, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 22, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “2025 Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”), as trustee. The 2025 Indenture under which the notes were issued contains covenants that, among other things, limit our ability and the ability of our subsidiaries under certain circumstances to:

•	incur additional indebtedness and issue preferred stock;
•	pay dividends or make distributions;
•	make other restricted payments and investments;
•	sell assets, including capital stock of restricted subsidiaries;
•	create certain liens;
•	incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, and in the case of our subsidiaries, guarantee indebtedness;
•	engage in transactions with affiliates; and
•	create unrestricted subsidiaries.

In addition, the 2025 Indenture requires that for the company to merge, consolidate or sell all or substantially all of its assets, (i) either the company must be the surviving entity, or the surviving entity or purchaser must be a U.S. entity; (ii) the surviving entity or purchaser must assume all the obligations of the company under the notes and the Indenture; (iii) no default or event of default (as defined under the Indenture) exists and (iv) the surviving entity, after giving pro forma effect to the transaction, (x) may incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio or (y) have a fixed charge coverage ratio that is no worse than the fixed charge coverage ratio of the Company without giving pro forma effect to the transactions.

Ranking and Optional Redemption

The 2025 Notes are senior obligations of our company and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the 2025 Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries (unless our subsidiaries become guarantors of the 2025 Notes).

At any time prior to April 1, 2020, we may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of 2025 Notes at a redemption price equal to 105.250% of the principal amount of the 2025 Notes redeemed, plus accrued and unpaid interest, if any, with the net cash proceeds of an equity offering by the Company; provided that:

(1) at least 60% of the aggregate principal amount of 2025 Notes issued under the Indenture (including any additional Senior Notes, but excluding Senior Notes held by the Company or its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2) the redemption occurs within 90 days of the date of the closing of such equity offering.

At any time prior to April 1, 2020, we may on any one or more occasions redeem all or a part of the 2025 Notes, at a redemption price equal to 100% of the principal amount of the 2025 Notes redeemed, plus the Applicable Premium. The Applicable Premium means the greater of (i) 1.0% of the then outstanding principal amount of the note or (ii) the excess of the present value at such redemption date of the redemption price set forth in the optional redemption table below plus all required interest payments on the notes due through April 1, 2020 over the then outstanding principal amount of the notes, using the yield-to-maturity treasury rate most nearly equal to the period from the redemption date to April 1, 2020, as further set forth in the Indenture.

Except pursuant to the preceding two paragraphs, the 2025 Notes will not be redeemable at our option prior to April 1, 2020.

On or after April 1, 2020, we may on any one or more occasions redeem all or a part of the 2025 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2025 Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of 2025 Notes on the relevant record date to receive interest due on the relevant interest payment date:

Period	Redemption Price
2020	103.938%
2021	102.625%
2022	101.313%
2023 and thereafter	100.000%

The 2025 Notes are classified as long-term debt in our consolidated balance sheets at December 31, 2019 and 2018, based on their April 2025 maturity date.

Revolving Credit Facility

In January 2016, we entered into a credit agreement, which provided for a senior unsecured revolving loan facility (the “Revolving Credit Facility”). In July 2018, this credit agreement was amended and restated (“Amended and Restated Credit Agreement”) to increase the aggregate principle amount available under our Revolving Credit Facility from $1.0 billion to $1.3 billion, extend the maturity date for borrowings under the Revolving Credit Facility from January 2021 to July 2023 and decrease the applicable margins for borrowings under the Revolving Credit Facility to a range of (A) 0.375% to 1.00% per annum for ABR Loans (as defined in the Amended and Restated Credit Agreement) and (B) 1.375% to 2.00% per annum for Eurodollar Loans (as defined in the Amended and Restated Credit Agreement), in each case depending on our ratio of total debt to consolidated EBITDA, as calculated in accordance with the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement also includes an accordion feature which allows the Company to increase the total commitments under the Revolving Credit Facility by up to an additional $500 million, subject to certain conditions.

Unutilized commitments under the Amended and Restated Credit Agreement are subject to a fee of 0.20% to 0.30% depending upon our ratio of total debt to consolidated EBITDA, as calculated in accordance with the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement includes negative and financial covenants that limit certain of our and our subsidiaries’ activities, including (i) restrictions on our and our subsidiaries’ ability to incur additional indebtedness; and (ii) financial covenants that require (a) the ratio of total debt to consolidated EBITDA not to exceed a maximum and (b) a minimum interest expense and principal payment coverage ratio.

The Amended and Restated Credit Agreement also contains customary representations and warranties that must be accurate in order for us to borrow under the Revolving Credit Facility. In addition, the Amended and Restated Credit Agreement contains customary events of default. If an event of default occurs and is continuing, we may be required immediately to repay all amounts outstanding under the Amended and Restated Credit Agreement. Lenders holding greater than 50% of the loans and commitments under the Amended and Restated Credit Agreement may elect to accelerate the maturity of the loans.

In August 2018, $225.0 million was drawn on our Revolving Credit Facility to partially fund the Meridian acquisition, of which $25.0 million was repaid during the year ended December 31, 2018. During the year ended December 31, 2019, we made net repayments of $200.0 million on the outstanding balance under our Revolving Credit Facility, and as a result there were no borrowings outstanding as of December 31, 2019.

As of December 31, 2019, we were in compliance with all covenants under the 2026 Notes, the 2025 Notes and the Amended and Restated Credit Agreement.

11. FAIR VALUE MEASUREMENTS

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, investments, receivables, accounts payable, medical benefits payable, long-term debt and other liabilities. We consider the carrying amounts of cash and cash equivalents, receivables, other current assets and current liabilities to approximate their fair value due to the short period of time between the origination of these instruments and the expected realization or payment.

For other financial instruments, including short- and long-term investments, restricted investments, and long-term debt, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Quoted (unadjusted) prices for identical assets or liabilities in active markets: We include investments in cash, money market funds and U.S. government securities in Level 1. The carrying amounts of money market funds and cash approximate fair value because of the short-term nature of these instruments. We base fair values of the other investments included in Level 1 on unadjusted quoted market prices for identical securities in active markets.

Level 2—Inputs other than quoted prices in active markets: We include in Level 2 investments in certain certificates of deposit, commercial paper, corporate debt, asset-backed and other municipal securities for which fair market valuations are based on quoted prices for identical securities in markets that are not active, quoted prices for similar securities in active markets, broker or dealer quotations, or alternative pricing sources or for which all significant inputs are observable, either directly or indirectly, including interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks and default rates.

In addition to using market data, we make assumptions when valuing our assets and liabilities, including assumptions about risks inherent in the inputs to the valuation technique. When there is not an observable market price for an identical or similar asset or liability, we use an income approach reflecting our best assumptions regarding expected cash flows, discounted using a commensurate risk-adjusted discount rate.

Level 3—Unobservable inputs that cannot be corroborated by observable market data: Through June 2018, we held investments in auction rate securities designated as available for sale and reported at fair value. During June 2018, we sold the remaining auction rate securities in our portfolio. The sale resulted in a loss of $1.2 million that was included within investment and other income in the consolidated statements of comprehensive income for year ended December 31, 2018. As these securities were believed to be in an inactive market, we historically estimated the fair value of these securities using a discounted cash flow model, utilizing significant unobservable inputs. These fair values were based on an approach that relied heavily on management assumptions and qualitative observations and therefore fall within Level 3 of the fair value hierarchy. We include our auction rate security investments in Municipal securities below.

We determine transfers between levels at the end of the reporting period. No transfers between levels occurred during the years ended December 31, 2019 and 2018.

Recurring Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis at December 31, 2019 are as follows:

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Debt securities:
Asset-backed securities	$315.5	$—	$315.5	$—
Corporate debt securities	1,369.6	—	1,369.6	—
Municipal securities	163.2	—	163.2	—
Residential mortgage-backed securities	515.0	—	515.0	—
Short-term time deposits	82.6	—	82.6	—
Government and agency obligations	38.0	38.0	—	—
Other securities	230.7	48.1	182.6	—
Total debt securities	2,714.6	86.1	2,628.5	—
Equity securities(1)	518.0	516.0	2.0	—
Total investments	$3,232.6	$602.1	$2,630.5	$—

Restricted cash, cash equivalents and investments:
Cash	$5.2	$5.2	$—	$—
Money market funds	121.0	121.0	—	—
U.S. government securities and other	195.9	195.7	0.2	—
Total restricted cash, cash equivalents and investments	$322.1	$321.9	$0.2	$—

(1) Investments in equity securities primarily consists of exchange traded funds in fixed-income and preferred and hybrid securities.

Assets and liabilities measured at fair value on a recurring basis at December 31, 2018 are as follows:

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments:
Asset-backed securities	$144.2	$—	$144.2	$—
Corporate debt securities	933.4	—	933.4	—
Municipal securities	199.3	—	199.3	—
Residential mortgage-backed securities	7.0	—	7.0	—
Short-term time deposits	242.2	—	242.2	—
Government and agency obligations	44.8	44.8	—	—
Other securities	72.4	49.8	22.6	—
Total investments(1)	$1,643.3	$94.6	$1,548.7	$—

Restricted cash, cash equivalents and investments:
Cash	11.3	11.3	—	—
Money market funds	$51.4	$51.4	$—	$—
U.S. government securities and other	172.0	171.8	0.2	—
Total restricted cash, cash equivalents and investments	$234.7	$234.5	$0.2	$—

(1) Equity securities were not material as of December 31, 2018.

The following table presents the changes in the fair value of our Level 3 auction rate securities for the years ended December 31, 2018 and 2017.  There was no activity recorded during the year ended December 31, 2019.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	December 31,
	2019	2018	2017
Balance as of January 1	$—	$12.3	$12.4
Realized gains (losses) in earnings	—	(1.2)	—
Changes in net unrealized gains and losses in other comprehensive income	—	1.4	—
Purchases, sales and redemptions	—	(12.5)	(0.1)
Net transfers in or (out) of Level 3	—	—	—
Balance as of December 31	$—	$—	$12.3

Debt

The following table presents the carrying value and fair value of our long-term debt outstanding as of December 31, 2019 and December 31, 2018:

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Long-term debt - December 31, 2019	$1,930.0	$2,057.7	$—	$—
Long-term debt - December 31, 2018	2,126.4	1,885.2	200.0	—

The fair value of both our 2026 Notes and 2025 Notes was determined based on quoted market prices; therefore, would be classified within Level 1 of the fair value hierarchy. The fair value of obligations outstanding under our Revolving Credit Facility as of December 31, 2018, approximated carrying value and would be classified within Level 2 of the fair value hierarchy. There were no borrowings outstanding under our Revolving Credit Facility as of December 31, 2019.

12. MEDICAL BENEFITS PAYABLE

Medical benefits payable consists of:

(in millions)	As of December 31, 2019	% of Total	As of December 31, 2018	% of Total
IBNR	$2,345.7	70%	$2,029.8	70%
Other medical benefits payable	1,007.8	30%	867.6	30%
Total medical benefits payable	$3,353.5	100%	$2,897.4	100%

A reconciliation of the beginning and ending balances of our consolidated medical benefits payable is as follows:

	For the years ended December 31,
	2019	2018	2017
	(in millions)
Beginning balance	$2,897.4	$2,146.3	$1,690.5
Acquisitions	—	534.3	128.1
Medical benefits incurred related to:
Current year (1)	24,412.8	17,603.3	15,112.4
Prior years	(476.2)	(475.2)	(367.6)
Total	23,936.6	17,128.1	14,744.8
Medical benefits paid related to:
Current year	(21,407.5)	(15,486.2)	(13,355.9)
Prior years	(2,073.0)	(1,425.1)	(1,061.2)
Total	(23,480.5)	(16,911.3)	(14,417.1)
Ending balance	$3,353.5	$2,897.4	$2,146.3

(1) The Medicaid Health Plans and Consolidated ending balances for 2018 and 2017 include a premium deficiency reserve for our Illinois Medicaid programs (“Illinois PDR”), which amounted to $16.1 million and $45.6 million at December 31, 2018 and 2017, respectively. There was no Illinois PDR as of December 31, 2019. Refer to Note 2 – Summary of Significant Accounting Policies for additional discussion of our premium deficiency reserves.

Medical benefits payable recorded developed favorably by approximately $476.2 million, $475.3 million, and $367.6 million in 2019, 2018 and 2017, respectively. The release of the provision for moderately adverse conditions included in our prior year estimates was substantially offset by the provision for moderately adverse conditions established for claims incurred in the current year. Accordingly, the favorable development in our estimate of medical benefits payable related to claims incurred in prior years does not directly correspond to a decrease in medical benefits expense recognized during the period in which the favorable development is recognized.

Excluding the prior year development related to the release of the provision for moderately adverse conditions, our estimates of consolidated medical benefits expense recorded developed favorably by approximately $284.3 million, $243.8 million, and $224.6 million in 2019, 2018, and 2017, respectively. Such amounts are net of the development relating to refunds due to government customers in connection with minimum loss ratio provisions. The net favorable development recognized in 2019, 2018 and 2017 was primarily in our Medicaid Health Plans segment and, to a lesser extent, in our Medicare Health Plans segment. The net favorable development resulted primarily due to a number of operational and clinical initiatives planned and executed that contributed to lower than expected pharmacy and medical trends, and actual claim submission time being faster than we originally assumed (i.e. our completion factors were higher than we originally assumed) in establishing our medical benefits payable in the prior years. This development does not directly correspond to an increase in our current year operating results as these reductions were offset by estimated current period medical benefits expense when we established our estimate of the current year medical benefits payable. Both completion factor and medical trend assumptions are influenced by utilization levels, unit costs, mix of business, provider reimbursement levels, processing system conversions and changes, claim inventory levels, claim processing patterns, our ability and practices to manage medical and pharmaceutical costs, claim submission patterns and operational changes resulting from business combinations, among others. Our actual costs were ultimately less than expected.

Our Meridian acquisition in 2018 and our Universal American acquisition in 2017 resulted in increases to medical benefits payable as of the effective date of each acquisition. See Note 3 - Centene Merger, Divestitures and Acquisitions, for additional discussion of our 2017 and 2018 acquisitions.

Incurred and paid claims development

The following is information about incurred and paid claims development, by segment and consolidated, as of December 31, 2019, 2018 and 2017, net of reinsurance, as well as cumulative claim frequency and the total of incurred-but-not-reported liabilities plus expected development on reported claims included within the net incurred claims amounts. The reported cumulative claims below represent billed services rendered to health plan members that are submitted for payment according to industry standards.

Medicaid Health Plans

A reconciliation of the beginning and ending balances of our Medicaid Health Plans medical benefits payable is as follows:

	For the years ended December 31,
	2019	2018	2017
	(in millions)
Beginning balance	$2,012.8	$1,373.2	$1,135.8
Acquisitions	—	484.0	—
Medical benefits incurred related to:
Current year (1)	17,207.7	11,454.4	9,612.2
Prior years	(300.7)	(283.1)	(198.1)
Total	16,907.0	11,171.3	9,414.1
Medical benefits paid related to:
Current year	(15,190.4)	(10,081.7)	(8,417.4)
Prior years	(1,434.1)	(934.0)	(759.3)
Total	(16,624.5)	(11,015.7)	(9,176.7)
Ending balance	$2,295.3	$2,012.8	$1,373.2

(1) The Medicaid Health Plans and Consolidated ending balances for 2018 and 2017 include a premium deficiency reserve for our Illinois Medicaid programs (“Illinois PDR”), which amounted to $16.1 million and $45.6 million at December 31, 2018 and 2017, respectively. There was no Illinois PDR as of December 31, 2019.

The following tables provide information about incurred and paid claims development for our Medicaid Health Plans segment as of December 31, 2019, net of reinsurance.

Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance			As of December 31, 2019
	Incurred amount		Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Incurred Year	2018	2019
2018(1)	$13,163.3	$12,945.9	$203.2	104.9
2019		17,195.1	2,004.6	112.6
	Total	$30,141.0

(1) Incurred amount for 2018 is net of an $18.0 million reinsurance receivable acquired from Meridian. Refer to Note 3 – Centene Merger, Divestitures and Acquisitions for additional discussion of the Meridian acquisition.

Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
Incurred Year	2018	2019
2018	$(11,326.4)	$(12,742.7)
2019		(15,190.5)
	Total	$(27,933.2)
	All outstanding liabilities before 2018, net of reinsurance	69.5
	Liabilities for claims and claim adjustment expenses, net of reinsurance	$2,277.3

Medicare Health Plans

A reconciliation of the beginning and ending balances of our Medicare Health Plans medical benefits payable is as follows:

	For the years ended December 31,
	2019	2018	2017
	(in millions)
Beginning balance	$823.5	$722.5	$510.0
Acquisitions	—	47.7	128.1
Medical benefits incurred related to:
Current year	6,302.7	5,478.2	4,676.8
Prior years	(126.7)	(130.4)	(99.5)
Total	6,176.0	5,347.8	4,577.3
Medical benefits paid related to:
Current year	(5,384.4)	(4,780.9)	(4,164.6)
Prior years	(633.6)	(513.6)	(328.3)
Total	(6,018.0)	(5,294.5)	(4,492.9)
Ending balance	$981.5	$823.5	$722.5

The following tables provide information about incurred and paid claims development for our Medicare Health Plans segment as of December 31, 2019, net of reinsurance.

Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance			As of December 31, 2019
	Incurred amount		Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Incurred Year	2018	2019
2018	$5,603.5	$5,504.2	$35	34.5
2019		6,302.7	918.3	31.8
	Total	$11,806.9

Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
Incurred Year	2018	2019
2018	$(4,861.2)	$(5,469.2)
2019		(5,384.4)
	Total	$(10,853.6)
	All outstanding liabilities before 2018, net of reinsurance	28.2
	Liabilities for claims and claim adjustment expenses, net of reinsurance	$981.5

Medicare PDPs

A reconciliation of the beginning and ending balances of our Medicare PDPs medical benefits payable is as follows:

	For the years ended December 31,
	2019	2018	2017
	(in millions)
Beginning balance	$59.1	$50.6	$44.7
Acquisitions	—	—	—
Medical benefits incurred related to:
Current year	891.3	666.6	823.4
Prior years	(47.9)	(61.9)	(70.0)
Total	843.4	604.7	753.4
Medical benefits paid related to:
Current year	(823.3)	(618.7)	(773.9)
Prior years	(4.4)	22.5	26.4
Total	(827.7)	(596.2)	(747.5)
Ending balance	$74.8	$59.1	$50.6

The following tables provide information about incurred and paid claims development for our Medicare PDPs segment as of December 31, 2019, net of reinsurance.

Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance			As of December 31, 2019
	Incurred amount		Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Incurred Year	2018	2019
2018	$666.6	$622.9	$—	47.8
2019		891.3	68	58.2
	Total	$1,514.2

Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
Incurred Year	2018	2019
2018	$(618.8)	$(622.9)
2019		(823.3)
	Total	$(1,446.2)
	All outstanding liabilities before 2018, net of reinsurance	6.8
	Liabilities for claims and claim adjustment expenses, net of reinsurance	$74.8

Consolidated

The following tables provide information about the consolidated company incurred and paid claims development as of December 31, 2019, net of reinsurance.

Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance			As of December 31, 2019
	Incurred amount		Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
Incurred Year	2018	2019
2018(1)	$19,440.6	$19,079.1	$238.2	187.2
2019		24,400.3	2,992.9	202.7
	Total	$43,479.4

(1) Incurred amount for 2018 includes the $16.1 million Illinois PDR discussed further in Note 2 - Summary of Significant Accounting Policies. Additionally, incurred amount for 2018 is net of an $18.0 million reinsurance recoverable.

Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
Incurred Year	2018	2019
2018	$(16,811.6)	$(18,840.9)
2019		(21,407.4)
	Total	$(40,248.3)
	All outstanding liabilities before 2018, net of reinsurance	104.4
	Liabilities for claims and claim adjustment expenses, net of reinsurance	$3,335.5

The reconciliation of the net incurred and paid claims development tables, by segment, to the liability for claims and claim adjustment expenses in the consolidated balance sheets is as follows.

Reconciliation of the Disclosure of Incurred and Paid Claims Development to the Liability for Unpaid Claims and Claim Adjustment Expenses
December 31, 2019

Net Outstanding Liabilities
Medicaid Health Plans	$2,277.3
Medicare Health Plans	981.5
Medicare PDPs	74.8
Corporate and other (1)	$1.9
Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance	$3,335.5

Reinsurance Recoverable	18.0

Total gross liability for unpaid claims and claim adjustment expense	$3,353.5

(1) The Corporate and other category, which includes operating segments that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles, has an insignificant amount of medical claims liability and, therefore, disclosures related to medical claims liabilities have been aggregated within the consolidated results.

13. LEASES

In determining whether a contract contains a lease, we assess whether the arrangement meets all three of the following criteria: 1) there is an identified asset; 2) we have the right to obtain substantially all the economic benefits from use of the identified asset; and 3) we have the right to direct the use of the identified asset. This involves evaluating whether we have the right to operate the asset or to direct others to operate the asset in a manner that it determines without the supplier having the right to change those operating instructions, as well as evaluating our involvement in the design of the asset.

We have right-of-use assets and liabilities for non-cancelable operating leases primarily for office space, data centers and other equipment. Our leases have remaining lease terms up to approximately 14 years. The depreciable life of assets and leasehold improvements are limited by the expected lease term.  Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

We recorded operating lease expense of $71.6 million was recorded as SG&A expense in our consolidated statement of comprehensive income for the year ended December 31, 2019.

Balance sheet information related to our operating leases was as follows (in millions):

	Classification	December 31, 2019
Assets:
Right of use assets	Other assets	$248.3

Liabilities:
Current	Accounts payable and accrued expenses	41.6
Noncurrent	Other liabilities	228.3
Total liabilities		$269.9

As of December 31, 2019 the weighted-average remaining lease term was 7.6 years. Our lease agreements do not provide a readily determinable implicit rate nor is it available to us from our lessors. Instead, we estimate our incremental borrowing rate based on information available at lease commencement in order to discount lease payments to present value.  The weighted-average discount rate of our operating leases was 5.8% as of December 31, 2019.

Supplemental cash flow information related to our operating leases is as follows (in millions):

Year Ended December 31, 2019
Cash paid for operating leases	$48.7
Leased assets obtained in exchange for new operating lease liabilities	$33.8

Maturities of our operating lease liabilities are as follows (in millions):

December 31, 2019
2020	$53.1
2021	52.9
2022	44.0
2023	39.0
2024	36.6
Thereafter	116.4
Total lease payments	$342.0
Less: imputed interest	72.1
Present value of lease liabilities	$269.9

The Company adopted ASU 2016-02 on January 1, 2019 as noted in Note 2 - Summary of Significant Accounting Policies, and as required, the following disclosure is provided for periods prior to adoption. Annual non-cancellable minimum lease payments over the next five years and thereafter under ASC Topic 840 for the year ended December 31, 2018 were as follows (in millions):

December 31, 2018
2019	$42.4
2020	44.4
2021	45.5
2022	41.9
2023	38.7
2024 and Thereafter	151.4
Total	$364.3

14. COMMITMENTS AND CONTINGENCIES

Indemnification Obligations

Under Delaware law, our charter and bylaws and certain indemnification agreements to which we are a party, we are obligated to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future investigations and litigation, including the matters discussed in this note. The indemnification agreements for our directors and executive officers with respect to events occurring prior to May 2009 require us to indemnify an indemnitee to the fullest extent permitted by law if the indemnitee was or is or becomes a party to or a witness or other participant in any proceeding by reason of any event or occurrence related to the indemnitee’s status as a director, officer, associate, agent or fiduciary of the Company or any of our subsidiaries. The indemnification agreements require us to indemnify an indemnitee against all expenses, including attorney’s fees, judgments, fines, settlement amounts and interest and other charges, and any taxes as a result of the receipt of payments under the indemnification agreement. We will not indemnify the indemnitee if not permitted under applicable law. We are required to advance all expenses incurred by the indemnitee. We are entitled to reimbursement by an indemnitee of expenses advanced if the indemnitee is not permitted to be reimbursed under applicable law after a final judicial determination is made and all rights of appeal have been exhausted or lapsed.

We amended and restated our indemnification agreements in May 2009. The revised agreements apply to our officers and directors with respect to events occurring after that time. Pursuant to the 2009 indemnification agreements, we will indemnify the indemnitee against all expenses, including attorney’s fees, judgments, penalties, fines, settlement amounts and any taxes imposed as a result of payments made under the indemnification agreement incurred in connection with any proceedings that relate to the indemnitee’s status as a director, officer or associate of the Company or any of our subsidiaries or any other enterprise that the indemnitee was serving at our request. We will also indemnify for expenses incurred by an indemnitee if the indemnitee, by reason of his or her corporate status, is a witness in any proceeding. Further, we are required to indemnify for expenses incurred by an indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s corporate status, we are required to advance the indemnitee’s reasonable expenses incurred in connection with such proceeding, subject to the requirement that the indemnitee repay the expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified. We are not obligated to indemnify an indemnitee for losses incurred in connection with any proceeding if a determination has not been made by the Board of Directors, a committee of disinterested directors or independent legal counsel in the specific case that the indemnitee has satisfied any standards of conduct required as a condition to indemnification under Section 145 of the Delaware General Corporation Law.

Pursuant to our obligations, we have advanced legal fees and related expenses to three former officers and two additional associates who were criminally indicted in connection with the government investigations of the Company that commenced in 2007 related to federal criminal health care fraud charges including conspiracy to defraud the United States, false statements relating to health care matters, and health care fraud in connection with their defense of criminal charges. In June 2013, the jury in the federal criminal trial reached guilty verdicts on multiple charges for the four individuals that were tried in 2013. In May 2014, the individuals were sentenced and our request for restitution was denied. All four individuals filed notices of appeal and the government filed notices of cross appeal on three of the four individuals, which the government has subsequently voluntarily dismissed. The appellate court affirmed the convictions in August 2016. Mr. Farha filed a petition for a writ of certiorari to the United States Supreme Court in January 2017. In April 2017, the United States Supreme Court declined to hear the appeal by Mr. Farha. The fifth individual, Mr. Bereday, entered a guilty plea in June 2017 in connection with the federal criminal charges, which was accepted by the court in July 2017. Mr. Bereday was sentenced in November 2017.

We have also previously advanced legal fees and related expenses to these five individuals regarding a dispute in Delaware Chancery Court related to whether we were legally obligated to advance fees or indemnify certain of these individuals; the class actions titled Eastwood Enterprises, L.L.C. v. Farha, et al. and Hutton v. WellCare Health Plans, Inc. et al. filed in federal court; six stockholder derivative actions filed in federal and state courts between October 2007 and January 2008; an investigation by the United States Securities & Exchange Commission (the “Commission”); and an action by the Commission filed in January 2012 against three of the five individuals, Messrs. Farha, Behrens and Bereday and a qui tam action against Messrs. Farha, Behrens and Bereday in federal court. We settled the class actions in May 2011. In 2010, we settled the stockholder derivative actions and we were realigned as the plaintiff to pursue our claims against Messrs. Farha, Behrens and Bereday. Pursuant to the settlement agreements described below, Messrs. Farha, Behrens and Bereday were dismissed from the federal court and state derivative actions.  Pursuant to the settlement agreement with Mr. Bereday described below, Mr. Bereday was dismissed from the fee advancement case in Delaware Chancery Court. The Commission action was closed in May 2018. The qui tam action is currently stayed and the stay is subject to being lifted at any time.

In April 2017, the Commission and Mr. Farha entered into a consent judgment to pay $12.5 million to the Commission and $7.5 million to us. In April 2017, the Commission and Mr. Behrens also entered into a consent judgment to pay $4.5 million to the Commission and $1.5 million to us. In May 2018, the Commission and Mr. Bereday entered into a consent judgment to pay $4.5 million to the Commission and the case was closed.

In addition, we have advanced a portion of the legal fees and related expenses to Mr. Farha in connection with lawsuits he filed in Delaware and Florida state court to have certain restrictions lifted on WellCare stock purportedly awarded to him during his employment with us. The Delaware and Florida state court matters have been dismissed.

In September 2016, we entered into a settlement agreement with Mr. Farha pursuant to which he paid us $7.5 million as referenced in the April 2017 consent judgment with the Commission, and we agreed that we would not seek to recover additional legal fees previously advanced related to these matters, and that our obligation to continue advancing fees would be limited to no more than an additional $7.5 million.

We also have advanced a portion of the legal fees and related expenses to Mr. Behrens in connection with his lawsuit in Delaware state court to have certain restrictions lifted on WellCare stock purportedly awarded to him during his employment with WellCare, which the court dismissed. In October 2016, we also entered into a settlement agreement with Mr. Behrens pursuant to which he paid us $1.5 million as referenced in the April 2017 consent judgment with the Commission, and we agreed that we would not seek to recover additional legal fees previously advanced in connection with these matters, and that our obligation to continue advancing fees would be limited to no more than an additional $1.5 million.

In June 2017, we entered into a settlement agreement with Mr. Bereday that became effective in July 2017, pursuant to which we agreed that we would not seek to recover legal fees previously advanced in connection with these matters, and that our obligation to continue advancing fees would be limited to no more than an additional $2.5 million.

In connection with these matters, we have advanced to the five individuals legal fees and related expenses from the inception of the investigations through December 31, 2019, the cumulative amounts of which has not changed materially from December 31, 2018. We expense these costs as incurred and classify the costs as selling, general and administrative expense incurred in connection with the investigations and related matters.

We have exhausted our insurance policies related to reimbursement of our advancement of fees related to these matters. We are unable to estimate the total amount of these costs or a range of possible loss. Accordingly, we continue to expense these costs as incurred.

Other Lawsuits and Claims

Based on the nature of our business, we are subject to regulatory reviews or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance and benefits companies and their reviews focus on numerous facets of our business, including claims payment practices, provider contracting, competitive practices, commission payments, privacy issues and utilization management practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to our business practices. We continue to be subject to such reviews, which may result in additional fines and/or sanctions being imposed, premium refunds or additional changes in our business practices.

Separate and apart from the legal matters described above, we are also involved in other legal actions in the normal course of our business, including, without limitation, protests and appeals related to Medicaid procurement awards, wage and hour claims and other employment claims, claims for indemnification under purchase agreements, vendor disputes and provider disputes regarding payment of claims. Some of these actions seek monetary damages including claims for liquidated or punitive damages, which are not covered by insurance. We review relevant information with respect to these litigation matters and we update our estimates of reasonably possible losses and related disclosures. We accrue an estimate for contingent liabilities, including attorney’s fees related to these matters, if a loss is probable and estimable. Currently, we do not expect that the resolution of any of these currently pending actions, either individually or in the aggregate, will differ materially from our current estimates or have a material adverse effect on our results of operations, financial condition and cash flows. However, the outcome of any legal actions cannot be predicted, and therefore, actual results may differ from those estimates.

15. INCOME TAXES

The Company and subsidiaries file a consolidated federal income tax return, combined state income tax returns, and separate state franchise, income and premium tax returns, as applicable. The following table provides components of income tax expense (benefit):

	For the Years Ended December 31,
	2019	2018	2017
Current:
Federal	$118.9	$203.8	$120.8
State	21.5	48.1	14.2
	140.4	251.9	135.0
Deferred:
Federal	9.2	(0.3)	(48.3)
State	9.7	1.4	1.2
	18.9	1.1	(47.1)
Total income tax expense	$159.3	$253.0	$87.9

A reconciliation of income tax at the statutory federal rate (currently 21% for the 2019 and 2018 tax years and 35% for the 2017 tax year) to income tax at the effective rate is as follows:

	For the Years Ended December 31,
	2019	2018	2017
Income tax expense at statutory federal rate	$155.9	$145.5	$161.6
Adjustments resulting from:
State income tax, net of federal benefit	24.8	36.6	11.7
Tax rate change	(7.3)	3.1	(56.1)
Release of valuation allowance	(7.8)	(0.6)	—
Equity compensation	(3.9)	(0.6)	1.3
Unrecognized tax benefits	(0.1)	2.5	(23.5)
Tax credits	(2.2)	(2.3)	(1.4)
Non-deductible ACA industry fees	—	72.3	—
Other, net	(0.1)	(3.5)	(5.7)
Total income tax expense	$159.3	$253.0	$87.9

Our effective income tax rate on pre-tax income was 21.5% for the year ended December 31, 2019, compared with 36.5% and 19.0% for the years ended December 31, 2018 and 2017, respectively. The rate decrease during 2019 was primarily driven by the one-year moratorium on the non-deductible ACA industry fee for 2019, the benefit from the release of a valuation allowance associated with foreign tax credits and capital losses, the increased benefit from excess credits relating to equity compensation vesting, and recognition of the rate change associated with special estimated tax payments.

The rate increase during 2018 was primarily driven by the tax rate change resulting from the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) during 2017 (discussed below); the one-year moratorium on the non-deductible ACA industry fee for 2017 and the favorable effect of the recognition of certain previously unrecognized tax benefits during 2017. The rate increase was partially offset by the reduction in the federal income tax rate.

The TCJA, enacted on December 22, 2017, in part, reduced the U.S. federal statutory corporate income tax rate from 35% to 21% effective January 1, 2018. Staff Accounting Bulletin No. 118 allows filers one year subsequent to the end of the tax year to finalize the valuation of deferred tax assets and liabilities. We have completed our accounting for the tax effects resulting from enactment of TCJA with respect to valuation of our deferred tax assets and liabilities, as well as other aspects of the new law, and recognized non-cash decreases to income tax expense of $1.0 million and $56.1 million for the years ended December 31, 2018 and 2017, respectively.

Significant components of our deferred tax assets and liabilities are:

	As of December 31,
Deferred tax assets:	2019	2018
Net operating losses	$19.9	$31.6
Foreign tax credits	14.4	17.1
Medical and other benefits discounting	26.1	17.9
Allowance for doubtful accounts	36.2	30.4
Stock-based compensation	21.0	17.2
Unearned premium discounting	5.4	0.1
Capital losses	4.9	7.1
Premium deficiency reserve	—	3.9
Acquisition costs	7.5	4.8
Accrued expenses and other	6.6	14.6
Total deferred tax assets	142.0	144.7
Valuation allowance	(31.8)	(39.7)
Net deferred tax assets	110.2	105.0
Deferred tax liabilities:
Goodwill and other intangible assets	(149.8)	(150.5)
Software development costs and property and equipment	(98.5)	(77.2)
Prepaid assets	(10.3)	(11.5)
Total deferred tax liabilities	(258.6)	(239.2)
Net deferred tax liability	$(148.4)	$(134.2)

Valuation allowances are provided when it is considered more-likely-than-not that deferred tax assets will not be realized. The valuation allowances relate to future benefits on certain state net operating loss carryforwards, capital loss carryforwards, and foreign tax credits which expire beginning with the 2019 tax year through 2039.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and penalties) is as follows:

	Years Ended December 31,
	2019	2018
Unrecognized tax benefits, beginning of period	$7.8	$3.5
Increases:
Prior year tax positions	—	2.6
Current year tax positions	1.0	1.7
Decreases:
Prior year tax positions	(1.1)	—
Unrecognized tax benefits, end of period	$7.7	$7.8

The Company includes interest and penalties related to unrecognized tax benefits within the provision for income taxes which were immaterial for the periods ending December 31, 2019 and December 31, 2018.

We believe it is reasonably possible that our liability for unrecognized tax benefits will decrease in the next 12 months as a result of audit settlements.

We file our income tax returns in the U.S. federal jurisdiction and various states and localities. We currently participate in the Compliance Assurance Program (“CAP”) with the IRS, excluding the 2017 tax year. Under CAP, the IRS undertakes audit procedures during the tax year and as the return is prepared for filing. The IRS has concluded its CAP review of our 2016 tax return as well as all the prior years. We are no longer subject to state and local tax examinations prior to 2015. As of December 31, 2019, we are not aware of any material proposed adjustments.

16. STOCK-BASED COMPENSATION

 We recorded stock-based compensation expense of $106.8 million, $70.8 million and $59.8 million for the years ended December 31, 2019, 2018, and 2017, respectively. The increase in 2019 was primarily driven by the increase in our closing stock price from $236.09 as of December 31, 2018 to $330.21 as of December 31, 2019, which had the effect of increasing cumulative compensation expense recognized for our PSUs subject to variable accounting.

As of December 31, 2019, we expect $81.8 million of unrecognized compensation cost related to non-vested stock-based compensation arrangements, net of estimated forfeitures, to be recognized over a weighted-average period of 1.6 years. The unrecognized compensation cost for our PSUs subject to variable accounting was determined based on the closing common stock price as of December 31, 2019 and amounted to approximately $24.4 million of the total unrecognized compensation cost. Due to the nature of the accounting for these awards, future compensation cost will fluctuate based on changes in our common stock price.

The weighted-average grant-date fair values of shares granted during the years ended December 31, 2019, 2018 and 2017 were $259.77, $199.39 and $139.49, respectively. The total fair value of all shares vested during the year ended December 31, 2019 was $159.4 million. We generally repurchase vested shares from our employees to satisfy our tax withholding requirements at the statutory minimum, and then retire the repurchased shares.

Restricted Stock Units

A summary of the activity for our RSU awards for the year ended December 31, 2019 is presented in the table below.

	RSUs	Weighted Average Grant-Date Fair Value
Outstanding as of January 1, 2019	253,235	$164.88
Granted	116,507	250.47
Vested	(140,238)	153.22
Forfeited	(17,903)	193.73
Outstanding as of December 31, 2019	211,601	$217.29

Performance Stock Units

 A summary of the activity for our PSU awards for the year ended December 31, 2019 is presented in the table below.  For our PSUs, shares attained over target upon vesting are reflected as awards granted during the period, while shares canceled due to vesting below target are reflected as awards forfeited during the period.

	PSUs	Weighted Average Award-Issuance Fair Value
Outstanding as of January 1, 2019	606,708	$149.16
Granted	392,060	267.99
Vested	(445,283)	112.58
Forfeited and expired	(41,131)	183.57
Outstanding as of December 31, 2019	512,354	$201.60

17. REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

 Each of our health maintenance organizations (“HMO”) and insurance subsidiaries must maintain a minimum amount of statutory capital determined by statute or regulation. The minimum statutory capital requirements differ by state and are generally based on a percentage of annualized premium revenue, a percentage of annualized health care costs, a percentage of certain liabilities, a statutory minimum, risk-based capital (“RBC”) requirements or other financial ratios. Failure to maintain these requirements would trigger regulatory action by the state. Such statutes, regulations and capital requirements also restrict the timing, payment and amount of dividends and other distributions that may be paid to us as the sole stockholder. Based upon current statutes and regulations, the minimum capital and surplus requirement, or net assets, for these subsidiaries that may not be transferable to us in the form of loans, advances or cash dividends was approximately $1.7 billion at December 31, 2019 and $1.6 billion at December 31, 2018. The combined statutory capital and surplus of our HMO and insurance subsidiaries was $3.3 billion and $2.7 billion at December 31, 2019 and 2018, respectively, which was in compliance with the minimum capital requirements as of those dates. Our HMO and insurance subsidiaries were in compliance with and in excess of the minimum capital requirements as of both December 31, 2019 and 2018.

Dividend restrictions vary by state, but the maximum amount of dividends which can be paid without prior approval from the applicable state is subject to restrictions relating to statutory capital, surplus and net income for the previous year. Some states require prior approval of all dividends, regardless of amount. States may disapprove any dividend that, together with other dividends paid by a subsidiary in the prior 12 months, exceeds the regulatory maximum as computed for the subsidiary based on its statutory surplus and net income. We received $737.4 million, $335.6 million and $335.0 million in dividends from our regulated subsidiaries during the years ended December 31, 2019, 2018 and 2017, respectively. The 2019 amount included $207.1 million not requiring prior regulatory approval, and $530.3 million paid after obtaining prior regulatory approval. Under applicable regulatory requirements at December 31, 2019, the amount of dividends that may be paid through the end of 2020 by our HMO and insurance subsidiaries without prior approval by regulatory authorities is approximately $424.6 million in the aggregate.

18. DISCONTINUED OPERATIONS

On August 3, 2016, our subsidiary, Universal American, completed the sale of its Traditional Insurance business prior to our acquisition of Universal American. This was accomplished by selling two life insurance subsidiaries, while retaining ownership of a third life insurance subsidiary, American Progressive Life & Health Insurance Company of New York (“Progressive”). The sale of the Traditional Insurance business underwritten by Progressive was accomplished through a 100% quota-share reinsurance treaty with a wholly-owned subsidiary of Nassau Re, that, when considered in combination with other reinsurance transactions previously entered into, resulted in the reinsurance of all of the Traditional Insurance policies that were underwritten by Progressive. Accordingly, the discontinued Traditional Insurance business did not materially affect our consolidated statements of comprehensive income for the year ended December 31, 2019, 2018 and 2017.

In accordance with ASC 360-10, Property, Plant and Equipment and ASC 205-20, Presentation of Financial Statements—Discontinued Operations, the Traditional Insurance business has been reported in discontinued operations in this 2019 Form 10-K.

The following table summarizes the total assets and liabilities of our discontinued operations:

	December 31, 2019	December 31, 2018
	(in millions)
Assets
Cash and cash equivalents	$0.8	$0.1
Investments	49.8	42.8
Reinsurance recoverables	174.0	170.2
Other assets	0.5	0.5
Total Assets	$225.1	$213.6

Liabilities
Reserves and other policy liabilities	$171.5	$166.9
Other liabilities	53.6	46.7
Total liabilities	$225.1	$213.6

Progressive’s traditional insurance products are reinsured under quota share coinsurance treaties with unaffiliated insurers, while the life insurance risks are reinsured under either quota share coinsurance or yearly-renewable term treaties with unaffiliated insurers. Under quota share coinsurance treaties, we pay the reinsurer an agreed upon percentage of all premiums and the reinsurer reimburses us that same percentage of any losses. In addition, the reinsurer pays us certain allowances to cover commissions, the cost of administering the policies and premium taxes. Under yearly-renewable term treaties, the reinsurer receives premiums at an agreed upon rate for its share of the risk on a yearly-renewable term basis. We also use excess of loss reinsurance agreements for certain policies whereby we limit our loss in excess of specified thresholds.

We evaluate the financial condition of our Traditional Insurance reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies. We are obligated to pay claims in the event that a reinsurer to whom we have ceded an insured claim fails to meet its obligations under the reinsurance agreement. We are not aware of any instances where any of our reinsurers have been unable to pay any policy claims on any reinsured business.

19. QUARTERLY FINANCIAL INFORMATION

 Selected unaudited quarterly financial data is as follows (in millions, except membership and per share data):

	For the Three Month Periods Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total revenues	$6,762.2	$7,010.1	$7,140.2	$6,988.5
Gross margin	750.0	786.9	907.5	730.4
Income from operations	184.1	242.1	293.3	5.7
Income (loss) before income taxes	184.9	243.8	313.7	(0.2)
Net income	151.4	182.8	241.0	7.7

Net income per share - basic (1)	$3.02	$3.63	$4.79	$0.15
Net income per share - diluted (1)	2.98	3.60	4.74	0.15

Period end membership	6,316,000	6,314,000	6,350,000	6,344,000

	For the Three Month Periods Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Total revenues	$4,646.2	$4,639.0	$5,058.1	$6,070.8
Gross margin	550.7	637.0	676.9	688.2
Income from operations	161.2	233.9	208.6	94.6
Income before income taxes	158.5	229.9	215.2	89.2
Net income	101.7	151.6	130.6	55.9

Net income per share - basic (1)	$2.28	$3.39	$2.74	$1.12
Net income per share - diluted (1)	2.25	3.35	2.70	1.11

Period end membership	4,284,000	4,384,000	5,508,000	5,538,000

(1) The calculation of net income per share is based on weighted average shares outstanding during each quarter and, accordingly, the sum may not equal the total for the year.

20. SUBSEQUENT EVENTS

We have evaluated subsequent events through February 18, 2020, which is the date the financial statements were available to be issued.

Completion of Centene Merger and Divestiture of Businesses

Refer to Note 3 - Centene Merger, Divestiture and Acquisitions for discussion of the merger with Centene and the associated divestitures of our Missouri and Nebraska health plans, which were all completed on January 23, 2020.

Revolving Credit Facility

On January 23, 2020, in connection with the completion of the Centene Transaction, we paid all amounts owing under the Amended and Restated Credit Agreement, dated as of July 23, 2018 (the “Credit Agreement”), by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Suntrust Bank, Bank of America, N.A., MUFG Bank, Ltd. and Wells Fargo Bank, National Association, as co-syndication agents and Goldman Sachs Bank USA and U.S. Bank National Association, as co-documentation agents, and the other lenders party thereto (the “Payoff”). In connection with the Payoff, all commitments and obligations under the Credit Agreement were repaid, satisfied and discharged in full.

Senior Notes

On January 23, 2020, immediately prior to the consummation of the Centene Transaction, the Supplemental Indentures (as defined below) became operative upon settlement of the related exchange offers commenced by Centene on November 1, 2019 (the “Exchange Offers”). In connection with the Exchange Offers and the related solicitation of consents (the “Consent Solicitations”) from holders of the Senior Notes (as defined below), the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), entered into certain supplemental indentures (the “Supplemental Indentures”) in respect of our outstanding 5.25% Senior Notes due 2025 and 5.375% Senior Notes due 2026 (collectively, the “Senior Notes”). The Supplemental Indentures were entered into following our receipt of the requisite consents of the holders of the Senior Notes pursuant to the Consent Solicitations. The Supplemental Indentures amend the respective existing indentures (the “Existing Indentures”) by (i) eliminating the obligation to file with the U.S. Securities and Exchange Commission (the “SEC”) or provide to holders of the Senior Notes of such series or the trustee under such Existing Indenture annual, quarterly, current or any other reports with respect to the Company, (ii) eliminating substantially all of the restrictive covenants in such Existing Indenture, (iii) eliminating the obligation to offer to repurchase the Senior Notes of such series with respect to the acquisition by Centene of the Company, (iv) eliminating certain of the events which may lead to an “Event of Default” in such Existing Indentures and (v) eliminating certain restrictions on the Company in such Existing Indentures from consolidating with or merging with or into any other person or selling, assigning, transferring, conveying, leasing, or otherwise disposing of all or substantially all of its properties or assets to any person (collectively, the “Amendments” and each Existing Indenture, as amended by the Amendments, an “Amended Indenture”).

Additionally, in connection with the Centene Transaction, Merger Sub II, a wholly-owned subsidiary of Centene, and the Trustee entered into certain supplemental indentures to the Amended Indentures pursuant to which Merger Sub II assumed all of our obligations as the issuer under each of the Amended Indentures and each series of Senior Notes.

Pursuant to the Exchange Offers, the aggregate principal amounts to the Senior Notes set forth below were tendered and subsequently accepted. Such accepted Senior Notes were retired and cancelled and will not be reissued. Following such cancellation, the aggregate principal amounts of the Senior Notes set forth below remains outstanding.

Series of Senior Notes	Aggregate Principal Amount Tendered and Accepted	Aggregate Principal Amount Outstanding Following Settlement
5.25% Senior Notes due 2025	$1,145,791,000	$54,209,000
5.375% Senior Notes due 2026	$747,218,000	$2,782,000